Exhibit 2.1        FINAL EXECUTION VERSION

STOCK PURCHASE AGREEMENT
by and among
Luna Technologies, Inc.
as Buyer
Luna Innovations Incorporated
as Buyer Guarantor
and
General Photonics Corporation,
as Seller
the undersigned Shareholders
and
Steve Yao as Shareholder Representative
Dated March 1, 2019

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (“Agreement”) is dated March 1, 2019, by and among Luna Technologies, Inc., a Delaware corporation (“Buyer”); solely for the limited purpose of Section 13.14 hereof, Luna Innovations Incorporated, a Delaware corporation (“Buyer Guarantor”); General Photonics Corporation, a California corporation (“Seller”); the undersigned shareholders of the Seller (“Shareholders”); and Steve Yao (“Yao”), as Shareholder Representative (“Shareholder Representative”).
RECITALS
A.Seller is engaged in the business of development, engineering, manufacturing, and sales of fiber optic components, modules, assemblies, subsystems and instruments operating in the near infrared portion of the spectrum (900nm – 1700 nm) for 1) the measurement and management of optical polarization, including polarization controllers, polarimeters, polarization analyzers, distributed polarization crosstalk analyzers (DPXA), polarization mode dispersion emulators (PMDPro), PER meter, DOP meter, PDL meter, polarization dependent response (PDR) meter, polarization analyzing optical frequency domain reflectometry (PA-OFDR), polarization optimized optical coherence domain reflectometry (OCDR), tunable laser modules and instruments, and polarization analysis based optical frequency encoder and analyzer; 2) fiber optic timing and delay control and management, including manual and motorized optical delay lines, differential group delay generator, optical delay generator; 3) fiber optic gyro coils (the “Business”).
B.Shareholders own all of the outstanding capital stock of Seller, namely 18,635,685 shares of common stock of Seller (the “Shares”). Seller also has had 470,000 shares of common stock issuable upon the exercise of outstanding stock options under Seller’s 2000 Stock Option Plan (“Outstanding Options”). For the consideration and subject to the terms and conditions set forth in this Agreement, Buyer is buying all of the Shares and prior to that Seller shall pay off and terminate the Outstanding Options.
In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to the following terms and conditions.

1.	Definitions and Usage

1.1	DEFINITIONS
For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
“Accounting Expert” – a nationally recognized top-ten independent public accounting firm that has not previously been engaged by any of the parties in the twenty-four (24) months preceding the Closing Date and that is agreed upon by Buyer and Shareholder Representative in writing.
“Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, and (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes.
“Active Employees” – as defined in Section 10.1(a).
“Affiliate” – with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” – as defined in the first paragraph of this Agreement.
“Anti-Bribery Laws” – as defined in Section 3.27.
“Applicable Accounting Principles” – GAAP applied in a manner consistent with the preparation of the Financial Statements, subject to the application of the practices, procedures, judgments, policies and assumptions set forth in Exhibit A-1.
“Assets” – as defined in Section 3.9(a).
    “Assignment of Lease” – as defined in Section 2.7(c)(v).
“Balance Sheet” – the consolidated balance sheet included in the audited consolidated financial statements of Seller as at December 31, 2017.
“Basket” – as defined in Section 11.4(a).
“Breach” – any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event for which if notice was given to a counterparty and if uncured after the expiration of any applicable cure period would constitute such a breach, inaccuracy or failure.
“Business” – as defined in Recital A.
“Business Day” – any day other than (a) Saturday or Sunday or (b) any other day on which banks in Los Angeles, California are permitted or required to be closed.
“Buyer” – as defined in the first paragraph of this Agreement.
“Buyer Common Stock” – the common stock of Buyer, no par value.
“Buyer Fundamental Representations” – the representations set forth in Sections 4.1, 4.2(a) and 4.4.
“Buyer Guarantor” – as defined in the first paragraph of this Agreement.
“Buyer Indemnified Parties” – as defined in Section 11.2.
“Buyer’s Closing Documents” – as defined in Section 4.2(a).
“Cash and Cash Equivalents” –cash and cash equivalents of the Seller, determined in accordance with Applicable Accounting Principles, specifically including marketable securities and short-term investments. For the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Seller.
“Chinese Patent License” – as defined in Section 2.7(e)(xv).
“Closing” – as defined in Section 2.6.
“Closing Date” – as defined in Section 2.6.
“Closing Date Cash” – Seller’s estimate of Cash and Cash Equivalents as of Closing Effective Time.
“Closing Effective Time” – 12:01:00 a.m. on the Closing Date.
“COBRA” – as defined in Section 3.16(f).
“Code” – the Internal Revenue Code of 1986, as amended from time to time.
“Competing Business” – as defined in Section 10.3(a).
“Consent” – any approval, consent, ratification, waiver or other authorization.
“Contemplated Transactions” – all of the transactions contemplated by this Agreement.
“Contract” – any agreement, contract, Lease, consensual obligation, or undertaking (whether written or oral and whether express or implied).
“Copyrights” – copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing.
“Current Liabilities” – the sum of accounts payable, accrued expenses and other current liabilities of Seller, determined in accordance with Applicable Accounting Principles, provided however, that “Current Liabilities” shall not include any Seller Transaction Expenses paid by Buyer pursuant to Section 2.7.
“Data Privacy and Security Laws” – any Legal Requirement governing (a) the proper use, collection, recording, storing, altering, retrieving, consulting, transferring, disclosing (whether authorized or unauthorized) or otherwise processing of Personally Identifiable Information or other information regarding an individual who can be identified from such data or from such data and other information in the possession of Seller, (b) notification to individuals or Governmental Bodies upon loss, unauthorized access or other misuse of personal data and (c) the administrative, technical, or physical controls that protect Personally Identifiable Information from unauthorized access, use or disclosure.
“Defined Benefit Plan” – as defined in Section 3.16(a).
“Direct Claim” – as defined in Section 11.5(c).
“Disclosure Schedules” – the disclosure schedules attached hereto and delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Earn-Out Period” – the twelve (12) months following Closing.
“Employee Bonuses” – the amount of twenty percent (20%) of any Earn-Out Payment actually payable by Buyer, as finally determined pursuant to Section 2.5, to be paid to certain employees of Seller as set forth on Schedule 1.1, net of any employer portion of any applicable payroll Taxes (i.e., under the Federal Insurance Contributions Act) and subject to required withholdings .
“Employee Plans” – as defined in Section 3.16(a).
“Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, or transfer.
“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air and sub-slab air), plant and animal life and any other environmental medium or natural resource.
“Environmental, Health and Safety Liabilities” – any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:
(a)    any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);
(b)    any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;
(c)    financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
(d)    any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).
“Environmental Law” – any Legal Requirement pertaining to pollution, protection of health, safety or the Environment or exposure of Persons to Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended, and any foreign, state or local Laws analogous to any of the foregoing, as amended, together with all judicial interpretations thereof.
“Equitable Exceptions” – as defined in Section 3.2(a).
“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” – as defined in Section 3.16(a).
“Escrow Agent” – Wilmington Trust, National Association.
“Escrow Agreement” – as defined in Section 2.7(c)(iv).
“Escrow Amount” – $1,900,000 of the Purchase Price.
“Escrow Fund” – as defined in Section 2.10.
“Escrow Termination Date” - 18 months after the Closing Date.
“Evaluation Material” – as defined in Section 3.33.
“Exchange Act” – the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expense Fund Amount” – as defined in Section 13.15(d).
“Facilities” or “Facility” – any real property, buildings, improvements and other facilities, whether owned in fee simple or by leasehold, and any other interest in real property currently owned, leased, occupied or operated by Seller.
“Final Net Working Capital” – as defined in Section 2.8(a).
“Financial Statements” – as defined in Section 3.4.
“GAAP” – generally accepted accounting principles for financial reporting in the United States.
“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (f) any amendment or supplement to any of the foregoing.
“Governmental Authorization” – any Consent, Order, license, registration, visa or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” – any:
(a)    nation, state, county, city, town, borough, village, district or other jurisdiction;
(b)    federal, state, local, municipal, foreign or other government;
(c)    governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, arbitrator or other entity exercising governmental or quasi-governmental powers);
(d)    body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or
(e)    official of any of the foregoing.
“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.
“Hazardous Material” – any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” “oil,” “petroleum,” “solid waste” or “pollutant” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“Indemnified Party” – as defined in Section 11.5.
“Indemnifying Party” – as defined in Section 11.5.
“Insurance Policies” – as defined in Section 3.21(a).
“Intellectual Property” – any and all of the following in any jurisdiction throughout the world and all rights in, arising out of, or associated therewith: (a) Patents; (b) Trademarks; (c) Copyrights; (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) Trade Secrets; (g) Software; and (h) any other intellectual or industrial property.
“Intellectual Property Agreements” – all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that relates to or is used or held for use in the conduct of the Business to which Seller is a party, beneficiary or otherwise bound, excluding for this purpose commercially available Software that constitutes Open Source Materials or off-the-shelf or shrinkwrap Software licenses or licenses of Software supplied with equipment or office computers, in each case with annual fees of less than $1,500 per year (“Standard Licenses”).
“Intellectual Property Assets” – all Intellectual Property that is owned by Seller and relates to or is used or held for use in the conduct of the Business, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action, whether known or unknown, with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages (including attorneys’ fees), restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.
“Intellectual Property Assignment” – as defined in Section 2.7(c)(iii).
“Intellectual Property Registrations” – all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Body or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.
“Interim Balance Sheet” – as defined in Section 3.4.
“International Trade Applicable Laws and Regulations” – all applicable Legal Requirements concerning the importation of merchandise, export controls, economic or financial sanctions, and anti-bribery, including: (i) regulations issued or enforced by and programs administered by the United States Customs and Border Protection, (ii) the International Emergency Economic Powers Act, as amended, (iii) the Arms Export Control Act of 1976, as amended, (iv) the International Traffic in Arms Regulations, (v) any other export controls administered by an agency of the United States government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, (vi) the embargoes and restrictions administered by the United States Department of Treasury Office of Foreign Sellers Control (“OFAC”), (vii) the Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption applicable Law, (viii) the anti-boycott regulations administered by the United States Department of Commerce and the anti-boycott regulations administered by the United States Department of Treasury, (ix) North American Free Trade Agreement legislation and regulations of the United States, Canada, and Mexico, (x) U.S. antidumping and countervailing duty laws, and (xi) other applicable Legal Requirements adopted by the governments or agencies of other countries relating to the same subject matter as the laws described above that apply to the Seller.
“Inventories” or “Inventory” – all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.
“IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Knowledge of Seller” or “Seller’s Knowledge” or any similar knowledge qualification – the actual knowledge of Steve Yao, Helen Ren, and Bruce Pazouki, after due and reasonable inquiry of the employees or consultants of Seller having material responsibility at Seller with respect to the subject matter inquiry.
“Landlord” – the landlord under the Real Property Lease for Seller’s offices located at 14351-14355 Pipeline Avenue, Chino, California 91710.
“Lease” – any Real Property Lease, and any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
“Leased Real Property” – as defined in Section 3.8(b).
“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, ordinance, order, decree, regulation, statute or treaty.
“Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, and whether or not the same is required to be accrued on the financial statements of such Person.
“Losses” – losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include incidental, consequential or punitive damages, except in the case of actual fraud or to the extent actually awarded to a Governmental Body or other third party.
“Material Adverse Effect” – any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business or Seller, (b) the value of the Shares, or (c) the ability of Seller to consummate the Contemplated Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry or markets in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Sections 3.2(b), 3.2(c) and 5.4; (vi) any changes in applicable Legal Requirements or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the Contemplated Transactions or any other action required by this Agreement or requested by Buyer; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred, or could reasonably be expected to occur, only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industry or markets in which the Business operates.
“Material Consents” – any consents to assignment listed on Exhibit A-2.
“Multiemployer Plan” – as defined in Section 3.16(a).
“Net Working Capital” – as of the Closing, (a) the sum of accounts receivable, Inventory and prepaid expenses and other current assets of the Seller, less (b) Current Liabilities. For the avoidance of doubt, in calculating the Net Working Capital, Buyer shall be able to use relevant information available up until the time in which the Net Working Capital Statement is delivered. Buyer shall provide the Shareholder Representative and his Representatives the right to observe and participate in any physical count of the Inventory of the Business to be used in the calculation of Net Working Capital. For the foregoing purpose, Current Liabilities shall not include any severance obligations for any employees that Luna determines as of Closing not to retain and such obligations and liabilities shall be borne by Buyer. An illustrative calculation of Net Working Capital averages as of December 31, 2018, is attached, hereto as Annex I.
“Net Working Capital Statement” – as defined in Section 2.8(a).
“Net Working Capital Target” – $2.65 million.
“Nondisclosure Agreement”- the Nondisclosure Agreement by and between Buyer Guarantor and Seller dated effective March 6, 2018.
“Notice of Disagreement” – as defined in Section 2.8(f).
“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.
“Open Source Materials” – any material (including Software) that contains, or is derived in any manner (in whole or in part) from, any Software or other material that is distributed as free or open source (e.g., under a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License), or pursuant to similar licensing and distribution models (as presently conducted and as proposed to be conducted).
“Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body.
“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
(a)    is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
(b)    does not require authorization by the board of directors or shareholders of such Person; and
(c)    is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same lines of business as such first Person.
“Patents” – issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, renewals, extensions, nationalizations, validations, counterparts (domestic or foreign), or restorations of any of the foregoing (regardless of lapse, expiration or abandonment status), and other Governmental Body-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) together with industrial designs, registrations, applications for registration, and renewals thereof.
“Patent Transfer Agreements” – the Patent Right Recognition and Transfer Agreements with Beijing ChinaLight Technology Co., Ltd., and SUZHOU OPTORING CO. LTD, respectively, as amended.
“PBGC” – as defined in Section 3.16(b).
“Permitted Encumbrances” – as defined in Section 3.9(a).
“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
“Personally Identifiable Information” – with respect to any natural Person, such person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes or passwords, or other information that allows the identification of or could be used to identify such Person or enables access to or could be used to enable access to such Person’s financial information.
“Post-Closing Tax Period” – a tax period that begins after the Closing Date.
“Pre-Closing Tax Period” – a tax period ending on or before the Closing Date.
"Prime Rate" means the domestic prime rate of interest reported in The Wall Street Journal as the prime rate of interest in effect on the first business day of each calendar month, or if a prime rate of interest for such date is not so reported the prime rate shall be the prime rate of interest on the most recent previous date for which such a rate was so reported. If The Wall Street Journal reports more than one such prime rate of interest, the prime rate shall be the average of the prime rates so reported. In the event The Wall Street Journal's regular publishing of a prime rate is discontinued, interrupted or terminated for any reason, and until such time as such regular publishing of a prime rate by The Wall Street Journal resumes, the Prime Rate shall be the prime rate of interest (or in the absence thereof a comparable index) of Citibank, New York, New York (or its successors) in effect at 9:00 o'clock a.m. (Virginia time) on the first business day of each calendar month; provided, however, for purposes hereof Prime Rate may not exceed 8% per annum.
“Pro Rata Share” – with respect to any given Shareholder the percentage set forth opposite such Person’s name in Annex II.
“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.
“Purchase Price” – as defined in Section 2.3.
“Real Property Lease” – as defined in Section 3.8(b).
“Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Related Person” –
With respect to a particular individual:
(a)    each other member of such individual’s Family;
(b)    any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;
(c)    any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(d)    any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
(a)    any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
(b)    any Person that holds a Material Interest in such specified Person;
(c)    each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
(d)    any Person in which such specified Person holds a Material Interest; and
(e)    any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse or domestic partner, and (iii) any child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the individual, and any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any person (other than a tenant or employee) sharing the household of the individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.
“Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
“Remedial Action” – all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Representative Expenses” – as defined in Section 13.15(c).
“Restricted Period” – as defined in Section 10.3(a).
“Revenues” – revenues of the Seller or Business for the twelve months following Closing, calculated in accordance with Applicable Accounting Principles.
“Revenues Calculation Statement” – as defined in Section 2.5(b).
“Revenues Calculation Objection Notice” – as defined in Section 2.5(b).

“SEC” – the United States Securities and Exchange Commission.
“Securities Act” – as defined in Section 3.3.
“Seller” – as defined in the first paragraph of this Agreement.
“Seller Contract” – any Contract under which Seller is a party or by which Seller is bound or under which any Shareholder is a party and relating to Seller or the Business or any of the Assets.
“Seller Data” – as defined in Section 3.26.
“Seller Fundamental Representations” – the representations set forth in Sections 3.1(b), 3.2(b), 3.3, 3.9(a), 3.28 and 3.29.
“Seller Indemnified Parties” – as defined in Section 11.3.
“Seller Transaction Expenses” – without duplication, all fees, costs, expenses and other similar obligations of, or amounts incurred or payable by or on behalf of the Seller that have not been paid in full prior to the Closing, in each case in connection with the preparation, negotiation, execution or performance of this Agreement, the ancillary documents contemplated by this Agreement or the consummation of the transactions contemplated herein, including the following: (a) the fees and disbursements of, or other similar amounts charged by, counsel retained by the Seller; (b) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts retained by the Seller; and (c) any investment banking, brokerage or finder’s fees and related expenses incurred by, or on behalf of, the Seller prior to Closing.
“Seller’s Closing Documents” – as defined in Section 3.2(a).
“Shareholder” or “Shareholders” – as defined in the header of this Agreement.
“Shareholder Representations” – those representations and warranties set forth in Section 3.6.
“Shareholder Representative” – as defined in Section 13.5(a).
“Shareholder’s Closing Documents” – as defined in Section 3.6(a).
“Shares” – as defined in Recital B of this Agreement.
“Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
“Straddle Period” – a Tax period which includes the Closing Date but does not end as of the end of that day.

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
“Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
“Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever in the nature of a tax and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, other than customary commercial agreements or Contracts the primary purpose of which is unrelated to taxes, or pursuant to operation of law.
“Tax Contest” – as defined in Section 10.2(g).
“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party” – a Person that is not a party to this Agreement.
“Third-Party Claim” – as defined in Section 11.5(a).
“Threat of Release” – a reasonable likelihood of a Release that requires action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Trade Secrets” – trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein.
“Trademarks” – trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing.
“Transaction Documents” – this Agreement (including the Disclosure Schedules hereto), the Escrow Agreement, the Stock Powers, Waivers, Option Payoffs, the Consulting Agreement, Assignment of Lease, the Option Agreement, the Yao Patent License and the other agreements, instruments and documents required to be delivered at the Closing.
“WARN Act” – as defined in Section 3.23(d).
“Yao Patent License” – as defined in Section 2.7(e)(iii).

1.2	USAGE
(a)    Interpretation. In this Agreement, unless a clear contrary intention appears:
(i)    the singular number includes the plural number and vice versa;
(ii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii)    reference to any gender includes each other gender;
(iv)    reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v)    reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;
(vi)    “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(vii)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(viii)    “or” is used in the inclusive sense of “and/or”;
(ix)    with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
(x)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
(b)    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Applicable Accounting Principles.
(c)    Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.	Purchase; Closing

2.1	PURCHASE AND SALE OF SHARES
At Closing, Buyer shall purchase, or cause to be purchased, from Shareholders, and Shareholders shall sell, transfer, assign, convey and deliver to Buyer, all of the Shares, free and clear of any Encumbrances.

2.2	PAYMENT FOR OUTSTANDING OPTIONS
At or prior to Closing, Seller shall pay the holders of the Outstanding Options, in exchange for each such holder’s execution of an Option Payoff, an amount equal to $1.23 minus the exercise price for each share subject to such Outstanding Options, for each holder as set forth in Annex II and the aggregate amount to all holders of the Outstanding Options as set forth in Annex II.

2.3	PURCHASE PRICE
The aggregate purchase price for the Shares shall be $19,000,000, subject to adjustment following the Closing pursuant to Section 2.5 and Section 2.8 (the “Purchase Price”). The Purchase Price shall be paid as provided in Sections 2.7(a) and (b).

2.4	ISSUANCE OF LUNA STOCK OPTIONS
Contemporaneously with Closing, Buyer will award Yao, in connection with the Consulting Agreement, stock options under the Luna Innovations Incorporated 2016 Equity Incentive Plan pursuant to which a number of shares of Common Stock of Luna Innovations Incorporated will be issuable with a Black-Scholes valuation of approximately $1,000,000. These stock options will vest over the 4-year period of the Consulting Agreement and have an exercise price of “Fair Market Value” of such Common Stock under such plan, namely its closing sales price on the NASDAQ Capital Market on the date of grant (which shall be the date of the Consulting Agreement).

2.5	EARN-OUT
(a)    Earn-Out Event. As additional consideration for the purchase of the Shares, if and only if the Revenues are:

(i)	at least $[***] (the “Earn-Out Event”), Buyer shall pay to Sellers the sum of $250,000; and

(ii)	up to an additional $750,000 paid on a pro-rated basis to the extent Revenues are between $[***] and $[***].
For example, if Seller achieves Revenues of $[***] (for the twelve months following Closing), the total earn-out payable would be $625,000 ($250,000 for achieving $[***] of Revenues, and an additional $375,000 for the pro-rated amount between $[***] and $[***]) (such payment or any of the payments under clauses (i) – (ii) above, the “Earn-Out Payment”).
(b)    Procedures Applicable to Determination of the Earn-Out Event.
(i)    On or before the thirtieth (30th) day after the Earn-Out Period, Buyer shall prepare and deliver to Shareholder Representative a written statement (the “Revenues Calculation Statement”) setting forth in reasonable detail its determination of Revenues.
(ii)    If the Revenues Calculation Statement reflects Revenues of less than $[***], Shareholder Representative shall have 30 days after receipt of the Revenues Calculation Statement (in each case, the “Earn-Out Review Period”) to review the Revenues Calculation Statement. During the Earn-Out Review Period, Shareholder Representative and its Representatives shall have the right to inspect Buyer’s books and records relating to Revenues during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of Revenues; provided that (A) such access shall be in a manner that does not interfere with the normal business operations of the Business and Buyer and (B) the Persons conducting such inspection execute a confidentiality agreement in form reasonably satisfactory to Buyer. Prior to the expiration of the Earn-Out Review Period, Shareholder Representative may object to the calculation of Revenues set forth in the Revenues Calculation Statement by delivering a written notice of objection (a “Revenues Calculation Objection Notice”) to Buyer. Any Revenues Calculation Objection Notice shall specify the items in the applicable Revenues Calculation disputed by Shareholder Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Shareholder Representative fails to deliver a Revenues Calculation Objection Notice to Buyer prior to the expiration of the Earn-Out Review Period, then the Revenues Calculation set forth in the Revenues Calculation Statement shall be final and binding on the parties hereto. If Shareholder Representative timely delivers a Revenues Calculation Objection Notice, Buyer and Shareholder Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Revenues for such period. If Buyer and Shareholder Representative are unable to reach agreement within 60 days after such Revenues Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Accounting Expert. The Accounting Expert shall be directed to render a written report on the unresolved disputed items with respect to the applicable Revenues Calculation as promptly as practicable, but in no event greater than 60 days after such submission to the Accounting Expert, and to resolve only those unresolved disputed items set forth in the Revenues Calculation Objection Notice. If unresolved disputed items are submitted to the Accounting Expert, Buyer and Shareholder Representative shall each furnish to the Accounting Expert such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accounting Expert may reasonably request. The Accounting Expert shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Shareholder Representative, and not by independent review. The Accounting Expert shall not assign a value to any item in dispute greater than the greatest value of such item assigned to it by Buyer, on the one hand, or Shareholder Representative, on the other hand, or less than the smallest value of such item assigned to it by Buyer, on the one hand, or Shareholder Representative, on the other hand. The resolution of the dispute and the calculation of Revenues that is the subject of the applicable Revenues Calculation Objection Notice by the Accounting Expert shall be final and binding on the parties hereto. If Revenues for such period as determined by the Accounting Expert are (i) either less than $[***] or the determination by the Accounting Expert does not result in Shareholders receiving an Earn-Out Payment amount that is greater than the Earn-Out Payment amount payable under the Revenues Calculation Statement, Shareholders shall bear all of the fees and expenses of the Accounting Expert; (ii) $[***] to $[***] and the determination by the Accounting Expert does result in Shareholders receiving an Earn-Out Payment amount that is greater than the Earn-Out Payment amount payable under the Revenues Calculation Statement, the fees and expenses of the Accounting Expert shall be borne by Shareholder Representative and Buyer in proportion to the amounts by which their respective calculations of Revenues differ from Revenues as finally determined by the Accounting Expert; and (iii) $[***] or greater, Buyer shall bear all of the fees and expenses of the Accounting Expert.
(iii)    Earn-Out Payment. If a determination has been made by Buyer or, pursuant to Section 2.5(b), by the Accounting Expert, that the Earn-Out Event has occurred, then subject to Section 2.5(d), the Earn-Out Payment shall be paid no later than three Business Days following the date of either the Revenues Calculation Statement if it reflects that the Earn-Out Event has occurred or the date the Accounting Expert notifies the parties that it has determined that the Earn-Out Event has occurred. If payable hereunder, Buyer shall pay to Shareholder Representative (for the benefit of the Shareholders, their Pro Rata Share) the Earn-Out Payment less the Employee Bonuses, in cash by wire transfer of immediately available funds to such bank account for Shareholders as directed by Shareholder Representative in writing. If the Earn-Out Event has not occurred (i.e. Revenues are less than $[***]), no Earn-Out Payment shall be due or payable. If payable hereunder, Buyer shall cause Seller to pay the Employee Bonuses in accordance with Schedule 1.1; provided, however, that Seller shall not pay any Employee Bonus to or for an employee whose employment with Seller terminates before receipt of that employee’s Employee Bonus. Company shall instead, in a reasonable period of time after the scheduled payment of an Employee Bonus pursuant to the terms herein, remit all Employee Bonuses attributable to such terminated employees to Shareholder Representative (for the benefit of the Shareholders, their Pro Rata Share). Buyer and Shareholder Representative shall mutually agree on reasonable timing and procedures for remittance of such Employee Bonuses to Shareholder Representative.
(c)    Post-Closing Operation. Subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business; provided that during the Earn-Out Review Period, (a) Buyer shall not change the brand name of the products being sold by the Business, and (b) Buyer shall not move Seller’s primary operating facility located 14351-14355 Pipeline Avenue, Chino, California 91710, and (c) Buyer shall use commercially reasonable efforts to realize Revenues and not take any actions in bad faith that would have the intended effect of avoiding the Earn-out Payment.
(d)    Right of Set-Off. Subject to Section 11.4(f), Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.5 the amount of any Losses to which any Buyer Indemnified Party is entitled under Section 11.2 of this Agreement, for amounts finally determined pursuant to Section 11.2.
(e)    No Security. The parties hereto understand and agree that (i) the contingent right to receive the Earn-out Payment shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Buyer, (ii) Shareholders shall not have any rights as a security holder of Buyer as a result of their contingent right to receive the Earn-Out Payment hereunder, and (iii) no interest is payable with respect to the Earn-Out Payment.
(f)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.7 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.6	CLOSING
The closing of the Contemplated Transactions (“Closing”) shall take place on as soon as practical when all Closing conditions set forth in Sections 7 and 8 have been satisfied or duly waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or due waiver of such conditions at such time) by electronic mail or overnight courier delivery as the parties may agree. The date on which the Closing takes place shall be the “Closing Date”. The Closing shall be deemed to be effective as of the Closing Effective Time.

2.7	CLOSING OBLIGATIONS
In addition to any other documents or deliverables to be delivered under other provisions of this Agreement, at the Closing:
(a)    Buyer shall pay in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Shareholder Representative to Buyer, the Purchase Price plus (i) the amount of any Closing Date Cash, less (ii) the Escrow Amount, less (iii) Seller Transaction Expenses, less (iv) the Expense Fund Amount;
(b)    Buyer shall pay the Escrow Amount, in cash by wire transfer of immediately available funds, to the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement;
(c)    Buyer shall pay in cash by wire transfer of immediately available funds to an account or accounts of each Person designated in writing by Shareholder Representative as owed Seller Transaction Expenses, an amount in cash by wire transfer of immediately available funds, set forth on invoices delivered to Buyer from Seller;
(d)    Buyer shall pay or cause to be paid, in cash by wire transfer of immediately available funds to an account designated in writing by Shareholder Representative to Buyer, an amount equal to the Expense Fund Amount;
(e)    Seller and Shareholders shall deliver or cause to be delivered to Buyer the following items (in form and substance reasonably satisfactory to Buyer and its counsel, unless otherwise specified below):
(i)    stock certificates representing all of the Shares accompanied by duly executed stock powers (“Stock Powers”) sufficient to transfer the Shares from each Shareholder to Buyer, free and clear of all Encumbrances;
(ii)    waivers (“Waivers”) of certain provisions in Seller’s Amended and Restated Bylaws and in the Shareholder Agreement by and among Seller and certain shareholders named therein dated June 27, 2011, along with a general release in favor of Seller, in substantially the form of Exhibit B, duly executed by each Shareholder;
(iii)    a license related to patents and patent applications currently owned by Yao in substantially the form of and as identified in Exhibit C, duly executed by Yao (the “Yao Patent License”);
(iv)    an escrow agreement in substantially the form of Exhibit D, duly executed by Shareholder Representative (the “Escrow Agreement”);
(v)    a consent to assignment of lease in substantially the form of Exhibit E, duly executed by Seller and Landlord (the “Assignment of Lease”);
(vi)    a certificate pursuant to Treasury Regulation Section 1.1445-2(b), duly executed and acknowledged by each Shareholder, certifying that Shareholder is not a foreign person within the meaning of Section 1445 of the Code;
(vii)    written resignations of each director and officer of Seller;
(viii)    agreements for the termination of the Outstanding Options in exchange for payment in substantially the form of Exhibit F duly executed by each holder of an Outstanding Option (an “Option Payoff”);
(ix)    a consulting agreement with Yao substantially in the form of Exhibit G duly executed by Yao (the “Consulting Agreement”);
(x)    an option agreement for the stock options described in Section 2.4 in the substantially the form attached as Exhibit H, duly executed by Yao (the “Option Agreement”)
(xi)    a certificate dated as of a date not earlier than the third Business Day prior to Closing as to the good standing of Seller in the State of California;
(xii)    a certificate, dated as of the Closing Date, executed by Shareholder Representative stating that the conditions specified in Section 7.1, Section 7.2 and Section 7.8 have been satisfied;
(xiii)    a certificate of the Secretary of Seller, dated as of the Closing Date, certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, (i) certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and (ii) certifying as to the incumbency and signatures of the officers of Seller executing this Agreement and any other Transaction Document;
(xiv)    legal opinion of counsel to Seller in a form reasonably satisfactory to Buyer;
(xv)    exclusive license from Beijing ChinaLight Technology Co., Ltd, in a form reasonably acceptable to Buyer (“Chinese Patent License”); and
(xvi)    all other consents, filings, certificates, documents, instruments and other items required to be delivered by Seller and Shareholders pursuant to this Agreement, and all such other documents, certificates and instruments as Buyer shall reasonably request to give effect to the Contemplated Transactions or to vest in Buyer good, valid, insurable and marketable title in and to the Shares free and clear of all Encumbrances.
(f)    Buyer shall deliver, or cause to be delivered, to the Shareholder Representative the following items (in form and substance reasonably satisfactory to Shareholder Representative and its counsel, unless otherwise specified below):
(i)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(ii)    the Assignment of Lease, duly executed by Buyer;
(iii)    the Consulting Agreement, duly executed by Buyer;
(iv)    the Option Agreement, duly executed by Buyer;
(v)    a certificate, dated as of the Closing Date, executed by Buyer stating that the conditions specified in Section 8.1 and Section 8.2 have been satisfied;
(vi)    a certificate of the Secretary of Buyer, dated as of the Closing Date, certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying as to the incumbency and signatures of the officers of Buyer executing this Agreement and any other Transaction Document; and
(vii)    all other consents, filings, certificates, documents, instruments and other items required to be delivered by Buyer pursuant to this Agreement, and all such other documents, certificates and instruments as Seller or Shareholder Representative shall reasonably request to give effect to the Contemplated Transactions.

2.8	POST-CLOSING FINAL NET WORKING CAPITAL ADJUSTMENT
(a)    As soon as practicable but in no event later than 75 days after the Closing Date, Buyer shall deliver to Shareholder Representative a statement (the “Net Working Capital Statement”) of the Net Working Capital as of the Closing without giving effect to any of the Contemplated Transactions and determined in accordance with the Applicable Accounting Principles (as may be adjusted pursuant to Section 2.8(f) below, the “Final Net Working Capital”), together with supporting calculations. Buyer will also include in the Net Working Capital Statement a calculation of the actual Cash and Cash Equivalents as of Closing Effective Time minus the Closing Date Cash (such difference, the “Cash Adjustment”), with the understanding that any positive Cash Adjustment shall be due and payable to Shareholders and any negative Cash Adjustment shall be due and payable to Buyer. If Buyer fails to deliver the Net Working Capital Statement by the foregoing due date of 75 days after the Closing Date, then any amounts that may ultimately be payable by Buyer pursuant to Section 2.8(d) below shall bear interest from such due date at the Prime Rate.
(b)    For purposes of complying with the terms set forth in this Section 2.8, each party shall cooperate with and make available to the other parties and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its officers, employees, agents, books and records, as may be reasonably required in connection with the preparation and analysis of the Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement and the resolution of any disputes in connection with the Net Working Capital Statement (in any case until the Accounting Expert has made a final determination pursuant to Section 2.8(f) below, if applicable).
(c)    If the Final Net Working Capital is more than $100,000 less than the Net Working Capital Target, then Shareholder Representative shall cause to be paid to Buyer, as an adjustment to the Purchase Price, by wire transfer of immediately available funds, an amount in cash equal to the difference between the Net Working Capital Target and the Final Net Working Capital, subject to the Cash Adjustment, within 3 Business Days after determination of Final Net Working Capital pursuant to Section 2.8(f). Buyer may elect, in its sole and absolute discretion, that any such payment owed by Shareholders to Buyer pursuant to this Section 2.8(c) be paid (i) by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement or (ii) by Shareholder Representative on behalf of the Shareholders.
(d)    If the Final Net Working Capital is more than $100,000 greater than the Net Working Capital Target, then Buyer shall cause to be paid to Shareholder Representative, as an adjustment to the Purchase Price, by wire transfer of immediately available funds, an amount in cash equal to the difference between the Net Working Capital Target and the Final Net Working Capital, subject to the Cash Adjustment, within 3 Business Days after determination of Final Net Working Capital pursuant to Section 2.8(f).
(e)    If the Final Net Working Capital is within $100,000 of the Net Working Capital Target, then the Cash Adjustment shall be paid to the Shareholder Representative or the Buyer, as the case may be, within 3 Business Days after determination of Final Net Working Capital pursuant to Section 2.8(f). Buyer may elect, in its sole and absolute discretion, that any such payment owed by Shareholders to Buyer pursuant to this Section 2.8(e) be paid (i) by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement or (ii) by Shareholder Representative on behalf of the Shareholders.
(f)    Within 45 days following receipt by Shareholder Representative of the Net Working Capital Statement, Shareholder Representative shall either inform Buyer in writing that the Net Working Capital Statement is acceptable, or deliver written notice (the “Notice of Disagreement”) to Buyer of any dispute Shareholder Representative has with respect to the preparation or content of the Net Working Capital Statement or the Final Net Working Capital reflected in the Net Working Capital Statement. The Notice of Disagreement must describe in reasonable detail the items contained in the Net Working Capital Statement that Shareholder Representative disputes and the disputed amount of any such disputes. Any items not identified on the Notice of Disagreement shall be deemed agreed to by Shareholder Representative and all amounts that are not in dispute shall be paid by the party owing such payment by wire transfer of immediately available funds no later than three (3) Business Days after the time period in which Shareholder Representative may deliver the Notice of Disagreement expires. If Shareholder Representative does not notify Buyer of a dispute with respect to the Net Working Capital Statement within such 45-day period, such Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement will be final, conclusive and binding on the parties. In the event a Notice of Disagreement is delivered to Buyer, Buyer and Shareholder Representative shall negotiate in good faith to resolve such dispute. If Buyer and Shareholder Representative, notwithstanding such good faith effort, fail to resolve such dispute within 10 Business Days after Shareholder Representative advises Buyer of its objections, then Buyer and Shareholder Representative jointly shall engage the Accounting Expert to resolve such dispute in accordance with the standards set forth in this Section 2.8(f). The Shareholder Representative and Buyer shall use reasonable efforts to cause the Accounting Expert to render a written decision resolving the matters submitted to the Accounting Expert within 30 days of the making of such submission. The scope of the disputes to be resolved by the Accounting Expert shall be limited only to the items in dispute that were included in the Notice of Disagreement and if such items were calculated in accordance with Applicable Accounting Principles and the definitions set forth in this Agreement, and the Accounting Expert shall determine, on such basis, whether and to what extent, the Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement, require adjustment. The Final Net Working Capital, as adjusted by the Accounting Expert, shall be deemed the Final Net Working Capital. The Accounting Expert is not to make any other determination, including any determination as to whether the Net Working Capital Target is correct. The Accounting Expert’s decision shall be based solely on presentations by Buyer and Shareholder Representative (and not independent review) and made in strict accordance with the terms of this Agreement, without regard for principles of equity. The Accounting Expert shall apply the relevant provisions of this Agreement to the disputed amounts, and shall have no authority to alter, modify, amend, add to or subtract from any term of provision of this Agreement. The Accounting Expert shall not assign a value to any item in dispute greater than the greatest value for such item assigned to it by Buyer, on the one hand, or Shareholder Representative, on the other hand, or less than the smallest value for such item assigned to it by Buyer, on the one hand, or Shareholder Representative, on the other hand. The fees and expenses of the Accounting Expert shall be borne by Buyer and/or Shareholders in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Accounting Expert that are unsuccessfully disputed by Buyer, on the one hand, and Shareholder Representative, on the other hand, as finally determined by the Accounting Expert, bears to the total dollar amount of such remaining disputed items so submitted. All determinations made by the Accounting Expert will be final, conclusive and binding on the parties.

2.9	CONSENTS
If any Material Consent is not obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights so that Buyer would not in effect acquire the benefit of all such rights, Shareholder Representative and Buyer, to the maximum extent permitted by Legal Requirement and in respect of the underlying Asset, shall cooperate after the Closing in order to: (i) obtain for Buyer the benefits thereunder, to enforce, at the request of and for the account of the Buyer at Buyer’s expense, any rights of Seller or its Affiliates arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the direction of the Buyer; and (ii) make any other reasonable arrangement designed to provide such benefits to Buyer. To the extent Buyer is provided with the benefits of any such Asset, Buyer shall perform the obligations of Seller or its Affiliates thereunder. To the extent that any liability relates to any such Asset, Shareholder Representative shall bear all of the costs arising from such liability until such Asset is transferred and assigned to Buyer or Buyer obtains all the benefits of such Asset under this Section 2.9; provided, that to the extent Buyer obtains the benefits of such Asset, Buyer shall bear the costs arising from such related liability.

2.10	ESCROW FUND
The Escrow Amount delivered by Buyer at Closing pursuant to the Escrow Agreement shall be held in an escrow account and shall serve as security for payment of any indemnification obligations of Shareholders (the “Escrow Fund”). If there are no outstanding claims for indemnification by the Buyer Indemnified Parties as of the Escrow Termination Date, all amounts remaining in the Escrow Fund shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to Shareholder Representative. If there are outstanding claims for indemnification by the Buyer Indemnified Parties on the Escrow Termination Date, all amounts remaining in the Escrow Fund, less the disputed amount corresponding to each such outstanding claim, shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to Shareholder Representative on behalf of the Shareholders; provided, that the remaining balance of any amounts withheld with respect to each outstanding claim shall be distributed to Shareholder Representative upon resolution and final satisfaction of such outstanding claim in accordance with Article 11 and the provisions of the Escrow Agreement. Final distribution of the Escrow Fund shall be made net of any accrued fees and expenses of the Escrow Agent then outstanding owed by Shareholder Representative on behalf of the Shareholders pursuant to this Agreement. For the avoidance of doubt, Buyer will pay one-half and Shareholder Representative will pay one-half of all fees and expenses of the Escrow Agent under the Escrow Agreement.

3.	Representations and Warranties of Seller and Shareholders
Except as set forth in the correspondingly numbered and/or lettered section of the attached Disclosure Schedules (a “Schedule”), Seller and each Shareholder represents and warrants to Buyer as follows (but only as to itself, himself or herself in Section 3.6 below):

3.1	ORGANIZATION AND GOOD STANDING
(a)    Schedule 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
(b)    Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Seller Contracts.
(c)    Complete and accurate copies of the Governing Documents of Seller have previously been made available to Buyer.
(d)    Except as disclosed on Schedule 3.1(d), Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

3.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT
(a)    Upon the execution and delivery by Seller of the Transaction Documents to be executed or delivered by Seller at Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, reorganization, insolvency, liquidation, fraudulent conveyance, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights and remedies generally, (ii) applicable laws, court decisions and general principles of equity (regardless of whether such enforceability is adjudicated in proceeding in equity or at law), (iii) procedural requirements of law applicable to conflicts of laws principles and the exercise of creditors’ rights and remedies generally, and (iv) matters of public policy (“Equitable Exceptions”).
(b)    Seller has the right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors.
(c)    Except as set forth in Schedule 3.2(c) or except as otherwise expressly contemplated by this Agreement and/or the other Transaction Documents, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time):
(i)    Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;
(ii)    Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or the Business, may be subject;
(iii)    contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Shares or to the Business;
(iv)    Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Contract;
(v)    result in the imposition or creation of any Encumbrance upon or with respect to any of the Business, except for Permitted Encumbrances; or
(vi)    result in any shareholder of Seller having the right to exercise dissenters’ appraisal rights.
(d)    Except as set forth in Schedule 3.2(d), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3	CAPITALIZATION
Schedule 3.3 sets forth the numbers and par value of the authorized and issued and outstanding shares of capital stock of Seller, as well as the name of each Shareholder, and the number of shares issuable pursuant to the Outstanding Options, as well as the name of the holders thereof. Except for the Outstanding Options and as set forth in Schedule 3.3, there are no outstanding Contracts calling for the issuance, sale or transfer of any equity securities or other securities of Seller, including without limitation any securities acquirable by exercise of any option or right. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by each Shareholder as set forth on Schedule 3.3, free and clear of all Encumbrances.

3.4	FINANCIAL STATEMENTS
Seller has made available to Buyer: (a) audited consolidated financial statements of Seller as at December 31, 2017, December 31, 2016, and December 31, 2015; and (b) the balance sheet of Seller as at December 31, 2018 (the “Interim Balance Sheet”) and the related statement of income for the 12 months then ended (collectively the “Financial Statements”). Except as may be in accord with the Applicable Accounting Principles or as set forth in Schedule 3.4, the Financial Statements (i) fairly present, in all material respects, the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in the Financial Statements, all in accordance with Applicable Accounting Principles, and (ii) reflect the consistent application of such accounting principles throughout the periods and (iii) have been prepared from and are in accordance with the accounting Records of Seller.

3.5	BOOKS AND RECORDS
The books of account and other financial Records of Seller, all of which have been made available to Buyer, are materially complete and correct and represent actual, bona fide transactions and have been maintained in accordance with reasonable business practices. The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller, and no material meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books during such period.

3.6	SHAREHOLDER REPRESENTATIONS
(a)    This Agreement constitutes the legal, valid and binding obligation of each Shareholder, enforceable against such Shareholder in accordance with its terms. Upon the execution and delivery by each Shareholder of the Transaction Documents to be executed or delivered by a Shareholder at Closing (collectively, the “Shareholder’s Closing Documents”), each of Shareholder’s Closing Documents will constitute the legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms, except as such enforcement may be limited by Equitable Exceptions.
(b)    Each Shareholder has the right, power and authority to execute and deliver this Agreement and the Shareholder’s Closing Documents and to perform its obligations under this Agreement and such Shareholder’s Closing Documents.
(c)    Neither the execution and delivery of this Agreement or any Shareholder’s Closing Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly, result in any Breach.

3.7	ROYALTIES
Schedule 3.7 sets forth any and all royalties or license fees or similar payments due, payable or paid in respect of the sale or use of any products, services or components or Intellectual Property by Seller or the Business in the past 5 years, except Standard Licenses.

3.8	REAL PROPERTY
(a)    Seller does not own any of the real property used in or necessary for the conduct of the Business.
(b)    Schedule 3.8 sets forth each parcel of real property leased by Seller or used in or necessary for the conduct of the Business (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, rental, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pertaining to the use or occupancy by Seller of any land, improvements or other facilities not owned by Seller or pursuant to which Seller holds any Leased Real Property (each, a “Real Property Lease”, and collectively, the “Real Property Leases”). Seller has made available to Buyer a true and complete copy of each Real Property Lease. With respect to each Real Property Lease:
(i)    such Real Property Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)    Seller is not in Breach under such Real Property Lease , and Seller has paid all rent due and payable under such Real Property Lease;
(iii)    Seller has not received nor given any written (or, to the Knowledge of Seller, non-written) notice of any default or event that with, if applicable, notice and lapse of any cure period or the like, passage of time or both, would constitute a default by Seller under such Real Property Lease and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto;
(iv)    Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)    Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(c)    Seller has not received any notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Legal Requirements affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

3.9	TITLE TO ASSETS; ENCUMBRANCES
(a)    Seller has good and valid title to all assets and rights (i) tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and (ii) include all of the operating assets of Seller (altogether, the “Assets”) (it being understood that some of the Assets represent leasehold interests or license rights, in which case Seller does not have title to the underlying leased or licensed property). Seller has a good and valid leasehold interest in the Leased Real Property described in the Real Property Leases.
(b)    All Assets (including leasehold interests) and the Leased Real Property are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    liens for Taxes not yet due and payable;
(ii)    mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business, the Assets or the Leased Real Property;
(iii)    easements, rights of way, zoning ordinances and other similar encumbrances affecting any Leased Real Property that are not, individually or in the aggregate, material to the Business or the Assets, and which do not prohibit or interfere with the current occupancy or operation of such Leased Real Property; or
(iv)    liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Business, the Assets or the Leased Real Property.

3.10	CONDITION OF PROPERTY
(a)    To the Knowledge of Seller, use of each Leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. To the Knowledge of Seller, all improvements comprising the Leased Real Property are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted. To the Knowledge of Seller, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Leased Real Property or that would prevent or hinder the continued use of any Leased Real Property as heretofore used in the conduct of the Business.
(b)    Except as disclosed on Schedule 3.10(b), (i) each material item of Tangible Personal Property currently being used to operate the Business is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from material defects and (ii) no item of Tangible Personal Property currently being used to operate the Business is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.10(b), all Tangible Personal Property used in Seller’s Business is in the possession of Seller.

3.11	ACCOUNTS RECEIVABLE
The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business of Seller; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are, to the Knowledge of Seller, collectible in the Ordinary Course of Business of Seller. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, have been determined in accordance with Applicable Accounting Principles, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the Knowledge of Seller, there is no contest, claim, defense or right of setoff, other than returns or warranty claims in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

3.12	INVENTORIES
All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Except as set forth in Schedule 3.12, Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or market. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are consistent with the past practices of Seller. Except as may be in accord with the Applicable Accounting Principles or as set forth in Schedule 3.12, work-in-process Inventories are now valued, and will be valued on the Closing Date, according to Applicable Accounting Principles.

3.13	NO UNDISCLOSED LIABILITIES
Seller has no Liabilities with respect to the Business or the Assets of the type required to be reflected as liabilities on a balance sheet prepared in accordance with Applicable Accounting Principles, except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, Current Liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet and Liabilities under this Agreement or any Transaction Documents.

3.14	TAXES
(a)    Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete in all material respects. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any written assessment received by Seller, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with Applicable Accounting Principles) have been provided in the Balance Sheet and the Interim Balance Sheet. Except as set forth in Schedule 3.14(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made or, to the Seller’s Knowledge, is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Encumbrance. Seller has (1) withheld all required amounts from its employees, agents, contractors, customers and nonresidents and remitted such amounts to the proper agencies; (2) paid or accrued for all employer contributions and premiums; and (3) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security, unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code, as amended, as in effect for the applicable year and other applicable federal, state, local or foreign Legal Requirements.
(b)    Seller has delivered or made available to Buyer copies of, and Schedule 3.14(b) contains a complete and accurate list of, all Tax Returns filed for tax years from and including 2013. Schedule 3.14(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.14(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.14(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or written claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Except as described in Schedule 3.14(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.
(c)    The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with Applicable Accounting Principles) and are at least equal to Seller’s liability for Taxes. There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Interim Balance Sheet.
(d)    All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

3.15	NO MATERIAL ADVERSE EFFECT
Since the date of the Balance Sheet, there has not been any Material Adverse Effect.

3.16	EMPLOYEE BENEFITS
(a)    Set forth in Schedule 3.16(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Schedule 3.16(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth in Schedule 3.16(a) is a complete and correct list of all ERISA Affiliates of Seller during the last 6 years.
(b)    Seller has made available to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.
(c)    Except as set forth in Schedule 3.16(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.
(d)    No Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.
(e)    Neither Seller nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.
(f)    Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.
(g)    Except as set forth in Schedule 3.16(g), each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(1) of ERISA has been administered in material compliance with, and Seller has otherwise materially complied with the requirements of the Patient Protection and Affordable Care Act of 2010 and the regulations promulgated thereunder; and (ii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.
(h)    The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996 (including in each case, any amendments thereto and any regulations promulgated thereunder), and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.
(i)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or have adopted a plan that is preapproved by the IRS and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter or approval. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.
(j)    There is no material pending or to the Knowledge of Seller threatened Proceeding relating to any Employee Plan. Neither Seller nor to the Knowledge of Seller any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.
(k)    Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.
(l)    Except as set forth in Schedule 3.16(l) or required by Legal Requirements, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for change of control payments that could subject any person to liability for tax under Section 4999 of the Code.
(m)    Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.
(n)    No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.
(o)    Each plan that is a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2005, been, in all material respects, in compliance with Section 409A of the Code, to the extent required by applicable guidance, and Seller has no obligation to indemnify any individual for any taxes imposed under Section 409A of the Code.
(p)    With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which Seller has at any time had an obligation to contribute:
(i)    all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and
(ii)    Seller would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

3.17	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
(a)    Except as set forth in Schedule 3.17(a):
(i)    Seller is, and at all times since January 1, 2014, has been, in full compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets;
(ii)    To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or after expiration of any applicable cure period) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
(iii)    Seller has not received, at any time since January 1, 2014, any notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(b)    Schedule 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller. Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid, in full force and effect. Except as set forth in Schedule 3.17(b):
(i)    Seller is, and at all times since January 1, 2014, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.17(b);
(ii)    To the Knowledge of Seller, no event has occurred or circumstance exists that may (with or without notice or after expiration of any applicable cure period, but other than expiration of the term or effective period of a Governmental Authorization) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.17(b)
(iii)    Seller has not received, at any time since January 1, 2014, any notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;
(iv)    all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, and to the Knowledge of Seller, there is no reason that such renewed Governmental Authorizations will not be issued in a timely manner without any new conditions that could have a material effect on compliance with such renewed Governmental Authorizations or ownership, use or operation of the Assets; and
(v)    all Government Authorizations listed in Schedule 3.17(b) shall continue in full force and effect immediately after consummation of the Contemplated Transactions with no further action or notice required and, to Seller’s Knowledge, there is no basis that any required approval from a Governmental Body for the issuance or reissuance of any Governmental Authorization required to own, operate or use the Assets and Leased Real Property and Business upon Closing in compliance with the Legal Requirements will not be granted
The Governmental Authorizations listed in Schedule 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates such business, and has conducted and operated the Business such since January 1, 2014, and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets and has owned and used its assets since January 1, 2014.
(c)    Without limiting the generality of the foregoing, (1) Seller is, and at all times within the past five years has been, in compliance, in all material respects, with all applicable International Trade Applicable Laws and Regulations; (2) Seller has not engaged in any activity with any Persons located in or organized under the laws of sanctioned territories that have been designated a state sponsor of terrorism (currently, as the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine) or any Person or entity designated by OFAC on the Specially Designated Nationals and Blocked Persons List or the Foreign Sanctions Evaders List, except insofar as such activities are permitted under International Trade Applicable Laws and Regulations that apply to Seller, and except as licensed by the cognizant Governmental Body; (3) during the past five years, Seller has not submitted a voluntary or mandatory disclosure with respect to, or otherwise become aware of, a violation or potential violation of any International Trade Applicable Laws and Regulations by Seller or initiated any investigation of an actual or potential violation of any International Trade Applicable Laws and Regulations by Seller; (4) Seller has not received any written or other communication from any Government Body that alleges that Seller is not, or may not be, in compliance with, or have, or may have, any Liability under any International Trade Applicable Laws and Regulations; and (5) Seller has made available to Buyer accurate information concerning each license issued to Seller for the export of any controlled item, software, technology, technical data or defense service — or for the export to (or from) any sanctioned Person or geographical region — that is currently in effect or was in effect at any time within the last five years.

3.18	LEGAL PROCEEDINGS; ORDERS
(a)    Except as set forth in Schedule 3.18(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:
(i)    by or against Seller or involving the Business or any of the Shares or the Assets; or
(ii)    that has been commenced against Seller and that challenges, or that may reasonably have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.18(a). There are no Proceedings listed or required to be listed in Schedule 3.18(a) that would reasonably have a Material Adverse Effect.
(b)    Except as set forth in Schedule 3.18(b):
(i)    there is no Order to which Seller, its Business or any of the Shares or the Assets is subject; and
(ii)    to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
(c)    Except as set forth in Schedule 3.18(c):
(i)    Seller is, and, at all times since January 1, 2014, has been in compliance with all of the terms and requirements of each Order to which it, the Business or any of the Assets is or has been subject; and
(ii)    Seller has not received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, the Business or any of the Assets is or has been subject.

3.19	ABSENCE OF CERTAIN CHANGES AND EVENTS
Except as set forth in Schedule 3.19, since the Interim Balance Sheet date, Seller has conducted its Business only in the Ordinary Course of Business and there has not been any:
(a)    change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;
(b)    amendment to the Governing Documents of Seller;
(c)    payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer, employee or independent contractor or entry into any employment, severance or similar Contract with any director, officer, employee or independent contractor, except in the Ordinary Course of Business;
(d)    adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;
(e)    amendment of, or any change to any Contract with any third party governing the administration of any Employee Plan;
(f)    material damage to or destruction or loss of any tangible Asset, whether or not covered by insurance;
(g)    entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, except in the Ordinary Course of Business, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $50,000 other than Contracts or transactions relating to the purchase of inventory or supplies or the sale of products in the Ordinary Course of Business;
(h)    sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any material Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset, other than Permitted Encumbrances;
(i)    cancellation or waiver of any claims or rights with a value to Seller in excess of $50,000;
(j)    statement by or notice from any customer or supplier of an intention to discontinue or adversely change the terms of its relationship with Seller;
(k)    material change in the accounting methods used by Seller; or
(l)    Contract by Seller to do any of the foregoing.

3.20	CONTRACTS; NO DEFAULTS
(a)    Schedule 3.20(a) contains an accurate and complete list, including amendments, and Seller has made available to Buyer accurate and complete copies, of (and each a “Material Contract”):
(i)    each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $50,000;
(ii)    each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $50,000;
(iii)    each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $10,000;
(iv)    each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with a term of less than one year);
(v)    each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;
(vi)    each Seller Contract with any independent third party relating to the delivery or administration of any employee benefits to Seller’s employees;
(vii)    each Contract which is in respect of the employment, compensation or indemnification of a director or executive officer of Seller;
(viii)    each Seller Contract involving a sharing of profits, losses, costs or liabilities by Seller with any other Person
(ix)    each Seller Contract containing covenants that in any way purport to limit the freedom of Seller to engage in any line of business or to compete with any Person (which shall not include any agreement solely as a result of such agreement including a confidentiality obligation), including without limitation any exclusivity provisions or a “most favored nation” clause;
(x)    each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;
(xi)    each power of attorney of Seller that is currently effective and outstanding;
(xii)    each Seller Contract for capital expenditures in excess of $25,000;
(xiii)    each Seller Contract not denominated in U.S. dollars in excess of $25,000;
(xiv)    each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business;
(xv)    each Contract that involves, as parties thereto, Seller, on the one hand, and any of the directors, officers or other Affiliates of Seller or any Person that owns or controls more than ten percent of any class of capital stock or other equity interest of Seller and each such Person’s respective directors, officers or other Affiliates, on the other hand;
(xvi)    each Contract that constitutes a mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money or under which it has imposed a security interest on any of the Assets;
(xvii)    each Contract which constitutes a guarantee of any obligation of another Person;
(xviii)    each Real Property Lease (each of which are deemed to constitute a Seller Contract for the purposes of this Agreement);
(xix)    each Contract that establishes or relates to a joint venture or partnership involving Seller; and
(xx)    each other Contract that is material to the operation of the Business and not previously disclosed pursuant to this Section 3.20(a);
(b)    Except as set forth in Schedule 3.20(b):
(i)    to the Knowledge of Seller, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms; and
(ii)    no Shareholder has or may acquire any rights under any Contract that relates to the Business or any of the Shares or the Assets;
(c)    Except as set forth in Schedule 3.20(c):
(i)    Seller is, and has been, in material compliance with all applicable terms and requirements of each Material Contract;
(ii)    to the Knowledge of Seller each other Person that has or had any obligation or liability under any Material Contract is, and has been, in full compliance with all applicable terms and requirements of such Contract;
(iii)    to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or after the expiration of any applicable cure period) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;
(iv)    to the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or after the expiration of any applicable cure period) would cause the creation of any Encumbrance affecting the Business or any of the Shares or the Assets;
(v)    Seller has not given to or received from any other Person any notice regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Material Contract; and
(vi)    there are no active renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

3.21	INSURANCE
(a)    Schedule 3.21(a) sets forth (i) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business (collectively, the “Insurance Policies”); (ii) any (A) self-insurance arrangement of Seller, including any reserves established thereunder, (B) any Contract or arrangement, other than the Insurance Policies, for the transfer or sharing of any risk of a nature typically covered by insurance to which Seller is a party, and (C) all obligations of Seller to provide insurance coverage to third parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided; and (iii) with respect to the Business, a list of all pending claims and the claims history for Seller since January 1, 2014. Except as set forth in Schedule 3.21(a), there are no claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
(b)    Except as set forth in Schedule 3.21(b), neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms (except as the enforceability of any such Insurance Policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally or by general equitable principles); and (ii) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.

3.22	ENVIRONMENTAL MATTERS
(a)    Seller is, and at all times since January 1, 2014, has been, in full compliance in all material respects with, and has not been and is not in material violation of or materially liable under, any Environmental Law or Occupational Safety and Health Law. Seller has not received any notice or any written order or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(b)    There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.
(c)    Seller has no Knowledge of any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(d)    There are no Hazardous Materials present at any Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon.
(e)    There has been no Release or Threat of Release of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.
(f)    Seller has made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws or Occupational Safety and Health Laws.

3.23	EMPLOYEES
(a)    Schedule 3.23(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since and including January 1, 2018; sick and vacation leave that is accrued but unused as of December 31, 2018; additional service time credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan; and if a person is working under a visa or a similar authorization, a description thereof.
(b)    No retired employee or director of Seller, and none of their dependents, is receiving benefits from Seller or scheduled to receive benefits from Seller in the future.
(c)    Schedule 3.23(c) states the number of employees terminated by Seller since and including Interim Balance Sheet date, and contains a complete and accurate list of the date of and reason for each such termination.
(d)    Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.
(e)    To the Knowledge of Seller no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.
(f)    To the Knowledge of Seller, as of the date hereof, no salaried employee has any plans to terminate employment with Seller.

3.24	LABOR DISPUTES; COMPLIANCE
(a)    Seller has complied in all material respects with all Legal Requirements relating to employment practices, including Legal Requirements related to the terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages (including the Fair Labor Standards Act), hours, worker classification (including the proper classification of workers as independent contractors or consultants), benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not delinquent in any material payments to, or on behalf of, any current or former employees or other service providers, including temporary employees and independent contractors, for any services or amounts required to be reimbursed or otherwise paid.
(b)    Seller has properly classified all service providers as either (i) employees or independent contractors for purposes of all tax and wage reporting and withholding Legal Requirements and for the purpose of employee benefit plan participation, and (ii) as “exempt” or “non-exempt” from overtime requirements under the Fair Labor Standards Act and other applicable Legal Requirements. No consultant or independent contractor retained by the Seller has made a claim for employee benefits from the Seller.
(c)    (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since and including January 1, 2014, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no labor dispute against or affecting Seller or the Business; (iv) to the Knowledge of Seller, no application or petition for an election of or for certification of a collective bargaining agent is pending; (v) there is no lockout of any employees by Seller; (vi) there are no pending or, to Seller’s Knowledge, threatened unresolved claims, charges, or employment-related suits or controversies, complaints or proceedings of any kind against or involving Seller before the Equal Employment Opportunity Commission or other similar Governmental Body or adjudicative entity; (vi) there are no outstanding charges or orders against or involving Seller under occupational health and safety legislation with respect to any employees and all levies and penalties made against Seller pursuant to workers’ compensation or workplace safety insurance that were required to be paid before the date hereof with respect to employees have been paid; and (vii) Seller is not subject to any judgments, decrees, conciliation agreements, or settlement agreements concerning employment-related matters.
(d)    Seller has not received notice that any of its employment practices is currently being audited or is under threat to be audited by any Governmental Body.
(e)    Without limiting the generality of the foregoing, Seller is and has at all times been in compliance with all Legal Requirements relating to immigration (including visas and similar authorizations) or the verification of immigration/employment status and all of Seller’s employees are legally authorized to work in the United States, and Seller and such employees have properly completed and retained I-9 forms in accordance with Legal Requirements.

3.25	INTELLECTUAL PROPERTY ASSETS
(a)    Schedule 3.25(a) contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue or registration date, the filing date; and the current status (e.g., abandoned, expired, in use, etc.); (ii) all material unregistered Trademarks included in the Intellectual Property Assets; and (iii) all proprietary Software included in the Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has made available to Buyer true and complete copies of file histories related to all Intellectual Property Registrations that are within the possession or control of Seller. Except as set forth in Schedule 3.25(a), there are no actions that must be taken within 90 days after the Closing Date for the purposes of prosecuting, maintaining, or preserving or renewing any Intellectual Property Registrations, including the payment of any filing, registration, maintenance or renewal fees or the filing of any responses to or with any Governmental Body, including office actions, documents, applications or certificates.
(b)    Schedule 3.25(b) contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title and parties thereto. Seller has made available to Buyer true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither Seller nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement. No Seller or Seller Affiliate has transferred ownership of any Intellectual Property to a Third Party in the prior 5 years that was material to the Business at the time it was transferred.
(c)    Except as set forth in Schedule 3.25(c), Seller is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Intellectual Property Registrations and Intellectual Property Assets, free and clear of Encumbrances except Permitted Encumbrances (it being understood and acknowledged that the foregoing representation and warranty does not constitute a representation and warranty of enforceability of any such Intellectual Property Registrations and Intellectual Property Assets). Except as set forth in Schedule 3.25(c), none of the Intellectual Property Assets will be subject to any Encumbrance (except Permitted Encumbrances) as a result of any written agreement or other facts or circumstances existing before the date hereof. No Seller or Seller Affiliate (nor any of their predecessors-in-interest) has granted or agreed to grant, in each case in writing, any option or right to any Person to purchase any subsisting Intellectual Property Asset (in whole or in part) and none of the Intellectual Property Assets is subject to any reversionary interest or other interest created under any written Contract. No Seller or Seller Affiliate (or to the Knowledge of Seller, any predecessor-in-interest) has received any written notice or written claim within the preceding three years challenging the exclusive ownership of any Intellectual Property Assets or suggesting that any Person other than Seller, its Affiliate, or predecessor-in-interest has any claim of legal or beneficial ownership with respect thereto. Seller has the exclusive, unrestricted right to sue for past, present, and future infringement of the Intellectual Property Assets. Seller (and its predecessor-in-interest) have entered into Contracts with each current and former employee in the form attached to Schedule 3.25(c) and has entered into Contracts with each current and former independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of engagement with or for the benefit of Seller whereby such independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such independent contractor within the scope of his or her engagement with such Seller; (ii) grants to such Seller a present, irrevocable assignment of any ownership interest such independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Legal Requirement. Seller have made available to Buyer true and complete copies of all such Contracts.
(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement. Immediately after the Closing, Buyer will own all right, title, and interest in and to all Intellectual Property Assets on identical terms and conditions as Seller enjoyed immediately prior to the Closing.
(e)    Except as set forth in Schedule 3.25, the Intellectual Property Registrations and Intellectual Property Assets are valid and enforceable and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements, except such Persons who have served as outside counsel to Seller and who are under a similar duty of confidentiality under applicable law. No Seller or Seller Affiliate has received any written notice or written claim within the preceding 5 years challenging the validity or enforceability of any Intellectual Property Asset or alleging any misuse of any Intellectual Property Asset. To Seller’s Knowledge, there has been no unauthorized use, access by, or disclosure to a Third Party of Trade Secrets within the Intellectual Property Asserts. No source code of any Software within the Intellectual Property Rights has been licensed to a Third Party or provided to a Third Party other than to consultants and contractors performing work on behalf of Seller who are bound by confidentiality obligations of customary scope with respect to such source code. No other Person has the right under a written agreement, contingent or otherwise, to obtain access to or use any source code associated with Software within the Intellectual Property Assets.
(f)    The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and the Intellectual Property licensed to or for the benefit of Seller under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To the Knowledge of Seller, the products, processes and services of the Business that are under development or that have not yet been sold or otherwise commercialized as of the Closing Date will not, in the form that they exist as of the Closing Date, infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. Except as set forth in Schedule 3.25(f), to the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property licensed to or for the benefit of Seller under the Intellectual Property Agreements.
(g)    There are no Actions (including any opposition, cancellation, revocation, review, or other post-grant proceeding) settled, pending or, threatened in writing (including in the form of offers to obtain a license), or, to Seller’s Knowledge, otherwise threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that give rise to any such Action. Seller is not subject to, no Intellectual Property Assets are subject to, and to the Knowledge of Seller no Intellectual Property licensed to or for the benefit of Seller under any Intellectual Property Agreements is subject to, any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use, licensing or other exploitation of any Intellectual Property Assets or Intellectual Property licensed to or for the benefit of Seller under any Intellectual Property Agreement. Except as set forth in Schedule 3.25(g), Seller has not, in the past 5 years, received any written notice, written claim, or written indemnification request asserting that any infringement, misappropriation, or violation of any Intellectual Property of a Third Party is or was occurring, including in the form of written offers to Seller or any of its Representatives to take a license under any Patent owned by a Third Party, in each case with respect to the conduct of the Business. Schedule 3.25(g) includes a list of all written notices by or on behalf of Seller to a Third Party in the past 5 years asserting that the Third Party is or was infringing, misappropriating, or violating, or has infringed, misappropriated, or violated any Intellectual Property Asset or Intellectual Property licensed to or for the benefit of Seller under the Intellectual Property Agreements, including in the form of written offers to take a license to any Intellectual Property.
(h)    Except as set forth in Schedule 3.25(h), no Open Source Materials have been incorporated into, linked, or used or distributed with any of the Software within the Intellectual Property Assets or any of the Software licensed by or for the benefit of Seller in a manner that requires or conditions the licensing, sale, or distribution of such Software or derivative works thereof on: (i) publication or distribution of source code for such Software or derivative works thereof; (ii) permitting Third Parties to make derivative works thereof; (iii) permitting Third Parties to reverse engineer or replace portions of such Software or derivative works thereof; (iv) the granting of any licenses or covenants not to sue on any Patents with the Intellectual Property Assets; (v) limiting in any manner the ability to charge fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or derivative works thereof; or (vi) granting the right to decompile, disassemble, reverse engineer, or otherwise derive the source code or underlying structure of such Software or derivative works thereof.
(i)    Schedule 3.25(i): (A) identifies each standards-setting organization (including but not limited to ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which Seller or any of its Affiliates is currently participating, or in which Seller or any of its Affiliates have participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Body, in all cases, to the extent related to any Intellectual Property Asset (each a “Standards Body”); and (B) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Seller or any of its Affiliates is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been made available to the Buyer. Neither Seller nor any of its Affiliates is bound by, or has agreed to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Person that requires or purports to require Seller or any of its Affiliates (or, following the Closing Date, Buyer or any of its Affiliates) to contribute, disclose or license any Intellectual Property to such Person or its other members. Seller has not made any written Patent disclosures to any Standards Body. Seller is in material compliance with all Standards Agreements that relate to the Intellectual Property Assets. Seller is not engaged in any material dispute with any Standards Body with respect to any Intellectual Property Asset or with any Third Parties with respect to such Seller’s conduct with respect to any Standards Body.
(j)    To the Knowledge of Seller, all Software that constitutes Intellectual Property Assets is substantially free of any material defects and errors, and does not contain any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data, computer systems, networks, or other or other devices or materials.
(k)    Except as set forth in Schedule 3.25(k): (i) the Intellectual Property Assets constitute all of the material Intellectual Property that relates to, is used or held for use in or is necessary to conduct the Business as of the Closing Date and as planned to be conducted as of the Closing Date; and (ii) the Intellectual Property Assets, together with the Intellectual Property licensed to or for the benefit of Seller under any Intellectual Property Agreements and Standard Licenses, constitute all of the Intellectual Property in which Seller has any rights or interest that relates to, is used or held for use in or necessary for the Business as of the Closing Date. No Seller Affiliate (other than as identified on Schedule 3.25(a)) owns, directly or indirectly, or has any interest (including but not limited to license-based interests) in any Intellectual Property Asset or other Intellectual Property that relates to, is used or held for use in, or is necessary for the Business.
(l)    Except as set forth in Schedule 3.25(l), no funding or facilities of any Governmental Body, or funding or facilities of a university, college, other educational institution or research center, was used in the development of any of the Intellectual Property Assets.
(m)    Seller obtains, by entering into the Patent Transfer Agreements and the Chinese Patent License, the exclusive (even as to any other owner) rights to make, use or sell products (and otherwise to implement technical secrets and processes) covered by the patents (and otherwise to exploit the patents) listed in Schedule 3.25(m) or listed in the Chinese Patent License, including the exclusive (even as to any other owner) right to license or sublicense such rights thereunder.

3.26	DATA PRIVACY AND SECURITY
Seller has (a) complied, in all material respects, with all Data Privacy and Security Laws and other applicable Legal Requirements relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information; and (b) taken commercially reasonable measures to ensure that all data and information owned or held by Seller (including any Personally Identifiable Information) (collectively “Seller Data”) is protected against loss, damage and unauthorized access, use, modification or other misuse. To Seller’s Knowledge, there has been no loss, damage or unauthorized access, use, modification or other misuse of Seller Data. No Person has provided any notice, made any claim or commenced any Proceeding with respect to loss, damage or unauthorized access, use, modification or other misuse of Seller Data or alleging a violation of any Data Privacy and Security Laws.

3.27	CERTAIN BUSINESS PRACTICES
Neither Seller nor any of its directors, officers, and employees have engaged, directly or indirectly, in any activity in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended or any other similar Legal Requirement which makes unlawful payments to Governmental Bodies or international non-governmental agencies and their employees in exchange for favorable treatment of benefits not otherwise available but for such payments, or (ii) any local anti-corruption and anti-bribery Legal Requirements, in each case, in jurisdictions in which Seller is operating (collectively, “Anti-Bribery Laws”). Seller has not received any notice that alleges that Seller or any of its Representatives, distributors or contractors is in violation of, or has any liability under, the Anti-Bribery Laws. Seller has not been or currently is not under any administrative, civil or criminal investigation or indictment and is not party to any Proceeding involving alleged non-compliance with the Anti-Bribery Laws.

3.28	RELATIONSHIPS WITH RELATED PERSONS
Except as disclosed in Schedule 3.28, neither any Shareholder nor any Related Person of any of them has, or since January 1, 2014, has had, any material interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s Business. Neither any Shareholder nor any Related Person of any of them owns, or since January 1, 2014, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.28 or involving the ownership of Seller, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms. Yao has not engaged in a Competing Business in any market presently served by Seller, except for ownership of less than two percent (2%) of any class of the securities of any Competing Business that is listed on any national or regional securities exchange or has been registered under Section 12(g) of the Exchange Act. Except as set forth in Schedule 3.28, neither any Shareholder nor any Related Person of any of them is a party to any Contract with Seller.

3.29	BROKERS OR FINDERS
Except with respect to Capstone Headwaters LLC, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, the Shares or the Assets or the Contemplated Transactions.

3.30	CUSTOMERS
Schedule 3.30 sets forth a true, complete and correct list of the 20 largest customers of Seller by dollar volume of sales for fiscal years 2016, 2017 and 2018. Except as set forth in Schedule 3.30, Seller has not received notice from any customer identified in the list for the 2018 fiscal year set forth in Schedule 3.30 to the effect that any such customer will stop, or materially decrease the rate of, buying products or services from the Seller.

3.31	SUPPLIERS
Schedule 3.31 sets forth a true, complete and correct list of the 20 largest suppliers of the Seller by dollar volume of purchases for fiscal years 2016, 2017 and 2018. Except as set forth in Schedule 3.31, since Interim Balance Sheet date, Seller has not received notice from any supplier identified in the list for the 2018 fiscal year set forth in Schedule 3.31 to the effect (i) that any such supplier will stop, or materially decrease the rate of, supplying materials, products or services to Seller or increase the price for such materials, products or services by more than 5% or (ii) that the payment terms applicable to such suppliers as of the date hereof are to be materially and adversely changed.

3.32	PRODUCT WARRANTIES; PRODUCT LIABILITY
Except as set forth in Schedule 3.32, there are no warranties with respect to the products sold and/or services conducted by the Seller within the past 5 years. Schedule 3.32 sets forth (i) the aggregate amount of all costs incurred by Seller with respect to warranty claims, product liability claims and recalls that have occurred since July 1, 2017, (ii) a list of all warranty claims or product liability and recalls that have resulted in Seller incurring costs in excess of $5,000 or more since January 1, 2018, and (iii) a list of all pending or, to the Knowledge of Seller, threatened warranty claims or product liability claims, in each case, that assert damages or claims in excess of $5,000, or any recalls. To the Knowledge of Seller, there is no design flaw or manufacturing defect or similar issue that could reasonably be expected to result in higher warranty costs than historically experienced by Seller.
3.33    DISCLAIMER
Except for the representations and warranties contained in this Section 3 (including the Schedules delivered herewith), none of the Seller, the Shareholders, or any of their respective directors, officers, employees, members, agents, Affiliates or Representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the Seller, any Shareholder, or the execution and delivery of this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information, documents or materials regarding the Seller, or the Shareholders furnished or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (“Evaluation Material”). The Seller and each Shareholder hereby disclaims any such representations or warranties.

4.	Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:

4.1	ORGANIZATION AND GOOD STANDING
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2	AUTHORITY; NO CONFLICT
(a)    This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the other Transaction Documents to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforcement may be limited by Equitable Exceptions. Buyer has the right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
(b)    Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions. Buyer is not and will not be required to obtain any material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3	CERTAIN PROCEEDINGS
No Proceeding has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.4	BROKERS OR FINDERS
Except with respect to B. Riley FBR, Inc., neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5	SUFFICIENCY OF FUNDS
As of the date hereof, Buyer has cash available that is sufficient to enable it to make payment of the Purchase Price at Closing and consummate the Contemplated Transactions.

4.6	BUYER’S DUE DILIGENCE; LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.
Buyer hereby acknowledges that, except for the representations and warranties of the Seller and the Shareholders expressly set forth in Section 3, Buyer is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such Evaluation Material, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. With respect to any projection or forecast delivered or made available by or on behalf of the Seller or the Shareholders, Buyer acknowledges that: (a) there are uncertainties inherent in attempting to make such projections and forecasts; (b) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts; and (c) it is familiar with each of the foregoing and it understands that neither Seller nor Shareholders are making any representations or warranties regarding the accuracy of such projections and forecasts.

5.	Covenants of Seller Prior to Closing

5.1	ACCESS AND INVESTIGATION
(a)    Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) reasonable access to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller and that minimizes potential disruption among employees, suppliers and customers; (b) furnish Buyer Group with access to copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller.

5.2	OPERATION OF THE BUSINESS OF SELLER
Between the date of this Agreement and the Closing, Seller shall:
(a)    conduct its Business only in the Ordinary Course of Business, except that Seller may take actions necessary or advisable to comply with its obligations under this Agreement;
(b)    except as otherwise requested by Buyer in writing, and without making any commitment on Buyer’s behalf, use commercially reasonable efforts in the Ordinary Course of Business to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
(c)    make no material changes in management personnel without prior consultation with Buyer outside the Ordinary Course of Business;
(d)    maintain the Assets and the Leased Real Property in a state of repair and condition that complies with Legal Requirements (and, as applicable, each Real Property Lease) in the Ordinary Course of Business;
(e)    keep in full force and effect, without amendment, all material rights relating to the Business and the Assets, except in the Ordinary Course of Business;
(f)    comply, in all material respects, with all Legal Requirements and contractual obligations applicable to the Business and the Assets;
(g)    continue in full force and effect the insurance coverage under the Insurance Policies or substantially equivalent policies;
(h)    except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code or except as set forth in this Agreement, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;
(i)    reasonably cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer; and
(j)    maintain all books and Records of Seller relating to Seller’s Business in the Ordinary Course of Business.

5.3	NEGATIVE COVENANT
Except as otherwise expressly permitted or contemplated herein, between the date of this Agreement and the Closing Date, neither Seller nor any Shareholder may, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to use commercially reasonable efforts in the Ordinary Course of Business to take any reasonable action within his, her or its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization outside the Ordinary Course of Business; (c) fail to use his, her or its commercially reasonable efforts in the Ordinary Course of Business to not allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; (d) enter into any compromise or settlement of any material Proceeding relating to the Business or any of the Shares or the Assets; or (e) allow any Encumbrance on, or transfer of, any Shares.

5.4	REQUIRED APPROVALS
Seller shall use commercially reasonable efforts to obtain all Material Consents. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.

5.5	NOTIFICATION
Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Between the date of this Agreement and the Closing, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or reasonably unlikely. Buyer’s receipt of information pursuant to this Section 5.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules, provided that from time to time prior to the Closing, Seller shall promptly supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such sections of the Disclosure Schedules. Any disclosure in any such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article 7 have been satisfied.

5.6	NO NEGOTIATION
Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor any Shareholder may directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, consider the merits of any inquiries or proposals from any Person (other than Buyer), or enter into any written or oral agreement or understanding with any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale of Seller’s stock, the merger or consolidation of Seller or the sale of Seller’s Business or any of the Assets (other than in the Ordinary Course of Business), or otherwise enter into any written or oral agreement, arrangement or understanding requiring Seller or any Shareholder to abandon, terminate or fail to consummate the Contemplated Transactions. Seller shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller or any Shareholder.
5.6     EFFORTS
Seller and each Shareholder shall use his, her or its commercially reasonable efforts to cause the conditions in Article 7 to be satisfied.
5.7    PAYMENT OF LIABILITIES
Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations.

6.	Covenants of Buyer Prior to Closing

6.1	REQUIRED APPROVALS
As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.
6.2    EFFORTS
Buyer shall use its commercially reasonable efforts to cause the conditions in Article 8 to be satisfied.

7.	Conditions Precedent to Buyer’s Obligation to Close
Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1	ACCURACY OF REPRESENTATIONS
The representations and warranties of Seller and Shareholders contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

7.2	SELLER’S PERFORMANCE
All of the covenants and obligations that Seller and any Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), including the deliverables set forth in Section 2.7(f), shall have been duly performed and complied with in all material respects.

7.3	CONSENTS
Each of the Material Consents shall have been obtained and shall be in full force and effect.

7.4	NO INJUNCTION
There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.5	NO PROCEEDINGS
Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, Seller or any Shareholder, or against any Related Person of them, any Proceeding (a) involving any challenge to, or seeking Losses or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6	NO CONFLICT
Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

7.7	GOVERNMENTAL AUTHORIZATIONS
Buyer shall have received such Governmental Authorizations as identified in Schedule 7.7 which are necessary to allow Buyer to operate the Business from and after the Closing.

7.8	NO MATERIAL ADVERSE EFFECT
Since the date of the Interim Balance Sheet, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that would have a Material Adverse Effect.

8.	Conditions Precedent to Seller’s and Shareholders’ Obligation to Close
The obligation of the Shareholders to sell the Shares and to take the other actions required to be taken by them and by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Shareholder Representative in whole or in part):

8.1	ACCURACY OF REPRESENTATIONS
The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

8.2	BUYER’S PERFORMANCE
All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), including the deliverables set forth in Section 2.7(g), shall have been performed and complied with in all material respects.

8.3	NO INJUNCTION
There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.4	NO PROCEEDINGS
Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, Seller or any Shareholder, or against any Related Person of them, any Proceeding (a) involving any challenge to, or seeking Losses or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

8.5	NO CONFLICT
Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Seller or any Related Person of Seller to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

9.	Termination

9.1	TERMINATION EVENTS
By notice given at any time prior to the Closing, subject to Section 9.2, this Agreement may be terminated as follows:
(a)    by Buyer, if a material Breach of any provision of this Agreement has been committed by Seller, unless such Breach shall be due to a Breach by Buyer, that would give rise to the failure of any of the conditions specified in Article 7 and such Breach has not been cured by Seller within 20 days of Seller’s receipt of written notice of such Breach from Buyer;
(b)    by Seller, if a material Breach of any provision of this Agreement has been committed by Buyer, unless such Breach shall be due to a Breach by Seller, that would give rise to the failure of any of the conditions specified in Article 8 and such Breach has not been cured by Buyer within 20 days of Buyer’s receipt of written notice of such Breach from Seller;
(c)    by Buyer, if any of the conditions set forth in Article 7 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing;
(d)    by Seller, if any of the conditions set forth in Article 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2019, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing; or
(e)    by mutual consent of Buyer and Seller.

9.2	EFFECT OF TERMINATION
If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article 12 (the first and second sentences only) and 13 (except for those in Section 13.5) will survive. This right to terminate shall be the exclusive remedy of the terminating party, except, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired if the termination is pursuant to Section 9.1(a) or (b).

10.	Additional Covenants

10.1	EMPLOYEES
(a)    Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its Business who are employed exclusively in Seller’s Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.
(b)    Employment of Active Employees by Buyer.
(i)    Buyer shall be given reasonable access to such key employees of Seller as Buyer reasonably identifies for the purpose of evaluating and discussing employment terms. Subject to Legal Requirements, Buyer will have reasonable access to the facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller.
(ii)    Nothing herein shall constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and any employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
(iii)    Seller and Buyer agree to cooperate in good faith to determine whether any notification may be required under the WARN Act or any similar state or local Legal Requirement as a result of the Contemplated Transactions and agree to comply with their respective obligations, if any, under the WARN Act and any other similar state or local Legal Requirement.
(c)    General Employee Provisions.
(i)    Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.
(ii)    Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.
(iii)    If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

10.2	TAX MATTERS
(a)    Payment of All Taxes Resulting From Sale of Shares. Shareholders shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Shares pursuant to this Agreement.
(b)    Pre-Closing Tax Returns. Seller shall prepare and file all Tax Returns of the Seller for any Pre-Closing Tax Period that are due before the Closing Date.
(c)    Tax Returns Relating to Pre-Closing Tax Period to be Filed after the Closing Date. Buyer shall prepare or cause to be prepared all Tax Returns for the Seller that are required to be filed after the Closing Date. All such Tax Returns applicable to Pre-Closing Tax Periods shall be prepared in a manner consistent with past practice. With respect to any such income Tax Return and any other Tax Return that would reasonably be expected to result in a liability for which Buyer would be entitled to indemnification under Section 11.2, at least sixty (60) days prior to filing any such Tax Return, Buyer shall provide the Shareholder Representative with (x) a draft of each such Tax Return, (y) a statement of any Taxes owed in connection with the filing of such Tax Return and (z) all workpapers and other books, records and other documents and computations reasonably requested by the Shareholder Representative in connection with such Tax Return, and Buyer shall make such changes to such Tax Return as the Shareholder Representative may reasonably request. In the event the Shareholder Representative objects to a Tax Return pursuant to the preceding sentence, and the parties cannot resolve the objection, a filing extension shall be obtained and the matter shall be resolved by an independent accounting firm agreed upon by the parties. Buyer shall cause such Tax Returns to be filed and shall cause to be remitted with such Tax Returns any Taxes shown due.
(d)    Straddle Periods. The Shareholder Representative and Buyer shall cause the Seller to, unless prohibited by applicable law, close its taxable year as of the end of the Closing Date. If applicable law does not permit Seller to close its taxable year as of the end of the Closing Date or in any case in which a Tax is assessed with respect to a Straddle Period, any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Seller as of the end of the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) and Taxes of Seller imposed on a periodic basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of calendar days in each such period. Notwithstanding the foregoing, any Taxes relating to any transactions not in the ordinary course of business of the Seller that occur after the time of the Closing on the Closing Date shall be treated as occurring on the day after the Closing Date.
(e)    Other Actions Affecting Pre-Closing Tax Periods. Except as provided in subsection (f) below, after the Closing Date, neither Buyer nor Seller shall (a) file, permit to be filed, amend or otherwise modify, or permit to be amended or otherwise modified any Tax Return for any period beginning prior to the Closing Date; (b) discuss, correspond, participate in any sponsored voluntary compliance, amnesty, self-correction or similar program, negotiate, make or initiate any voluntary contact with any governmental entity or representative thereof with respect to, or settle with any governmental entity or representative thereof, any Tax liability of the Seller with respect to any period beginning prior to the Closing Date or that may affect the Tax liability of Shareholders for any period; (c) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any period beginning prior to the Closing Date; or (d) make any Tax election that has retroactive effect to any period or portion of any period beginning prior to the Closing Date, in each case without the prior written approval of the Shareholder Representative, which shall not be unreasonably withheld. Buyer shall not make or permit to be made any election under Section 338 of the Code or Section 336(e) of the Code (or any similar provision under state, local, or foreign law) with respect to the transactions contemplated by this agreement.
(f)    Tax Benefits. Shareholders shall be entitled to receive the benefit of any refunds or credits of any Taxes for any Pre-Closing Tax Period or the portion of any Straddle Period ending at the end of the Closing Date (subject to any applicable accrual therefor in the Financial Statements and any change in such accrual reflected in the Final Net Working Capital)), and Buyer shall cause the amount of any refunds or credits of Taxes (including interest) to which Shareholders are entitled under this Section 10.2(f), but which are received by or credited to Buyer or Seller after the Closing Date, to be paid to the Shareholder Representative on behalf of Shareholders, within five (5) business days after receipt thereof. In connection with the preparation of Tax Returns, Seller shall elect to carry back any item of loss, deduction or credit from the Pre-Closing Tax Period or the portion of any Straddle Period ending at the end of the Closing Date, including any Seller Transaction Expenses, to prior Tax years to the fullest extent permitted by law (using any available short-form or accelerated procedures and filing amended Tax Returns to the extent necessary) and to obtain any potential Tax refunds or claims related thereto.
(g)    Tax Contests. If there is any audit, proceeding or other Tax-related claim (each a “Tax Contest”) after the Closing Date for which any of Shareholders may have any direct or indirect liability or if and to the extent that such Tax Contest could give rise to a claim for indemnification by the Buyer under Article 11, and notwithstanding Section 11.5, then the Shareholder Representative shall have the right, in its sole discretion, to control the defense and conduct of such Tax Contest (and in no event shall Buyer or Seller settle, compromise or concede any such Tax Contest without the prior written consent of the Shareholder Representative, which shall not be unreasonably withheld, delayed or conditioned), but the Buyer shall have the right to participate in such Tax Contest at its own expense, and the Shareholder Representative shall not settle, compromise or concede any portion of such Tax Contest that could affect the Tax liability of Buyer or Seller for any Post-Closing Tax Period without the written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned.

10.3	NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT
(a)    Noncompetition. For a period of 4 years after the Closing Date (the “Restricted Period”), Yao shall not, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person that Yao is engaged in or that becomes engaged in a business that competes with the Business (“Competing Business”), provided, however, that (i) Yao may purchase or otherwise acquire up to (but not more than) 5% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act, (ii) Yao may conduct academic research in scientific fields related to the Business, subject to the terms of the Consulting Agreement, and (iii) Yao shall be permitted to conduct business in the fields of rotation sensing (gyroscope, excluding gyro coils), electrical current and magnetic field sensing, and with respect to LIDAR, Yao shall be permitted to work on range sensing (LiDAR) using technologies limited to and based on opto-electronics oscillators (OEO) and/or WDM beamforming of the type either (a) described in the claims, inventions and/or specifications for the following patent applications and all patents that may issue from such patent applications entitled “Applications of optoelectronics oscillator (OEO) including light detection and ranging (Lidar) and optical frequency reflectometer (OFDR) systems” (US patent application # 62/553,789, Chinese application # 201810020821.X) and "Optical Sensing based on Wavelength Division Multiplexed (WDM) Light at Different Wavelengths in Light Detection and Ranging LiDAR Systems” (US patent application #  62/710,577, Chinese application # 20181090301.3); or (b) continuations in part for the patents issuing from the patent applications listed in the foregoing clause (a).
(b)    Nonsolicitation. During the Restricted Period, Yao shall not, directly or indirectly:
(i)    solicit the business of any Person who is a customer of Buyer in a manner competitive with the Business;
(ii)    solicit or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;
(iii)    solicit or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or
(iv)    hire or retain or solicit or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors. For avoidance of doubt, nothing herein shall prevent Yao from posting job openings.
(c)    Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.3(a) through (b) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.3 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.3 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business and to prevent any unfair advantage conferred on Seller.

10.4	FURTHER ASSURANCES
Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

11.	Indemnification; Remedies

11.1	SURVIVAL
Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date (and no Indemnified Party may bring a claim for indemnification regarding a breach of any such representations or warranties after, except in the case of actual fraud); provided, that the Seller Fundamental Representations, the Shareholder Representations, the representations set forth in Sections 3.14, 3.16, 3.25(m) and the Buyer Fundamental Representations shall survive the Closing for the duration of the applicable statutes of limitation plus 30 days (and no Indemnified Party may bring a claim for indemnification regarding a breach of any such representations or warranties after, except in the case of actual fraud). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith by written notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.2	INDEMNIFICATION BY SELLER AND SHAREHOLDERS
Subject to the other terms and conditions of this Section 11, Seller (prior to Closing only) and each Shareholder (the “Seller Indemnifying Parties”) shall jointly and severally (except with respect to Section 11.2(b), which shall be severally and not jointly), indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties to the extent based upon, arising out of, or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller or any Shareholder contained in this Agreement (other than in Section 3.6), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); provided, however, that, once there is such a breach or inaccuracy, qualifications as to materiality or similar qualifier contained in such representations and warranties shall not be given effect for the sole purpose of calculating the amount of any Losses;
(b)    any inaccuracy in or breach of any of the representations or warranties of each Shareholder in Section 3.6;
(c)    any breach of any covenant, agreement or obligation to be performed by Seller or a Shareholder pursuant to this Agreement or any other Transaction Document;
(d)    any Taxes owed by Seller attributable to periods prior to and including the Closing Date to the extent in excess of any applicable accrual therefor in the Financial Statements (subject to any increase in such accrual reflected in the Final Net Working Capital);
(e)    any Losses attributable or arising out of the pre-Closing operation of the Morgan Stanley Smith Barney LLC Standardized 401(K) Profit Sharing Plan or otherwise any breach of Section 3.16 related to such Plan; or
(f)    any Third Party Claim to the extent it is based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising prior to Closing to the extent such claim arises from a breach of any representation or warranty set forth in Section 3 or results from gross negligence.

11.3	INDEMNIFICATION BY BUYER
Subject to the other terms and conditions of this Section 11, Buyer shall indemnify and defend each of Seller (prior to Closing only), the Shareholders and their Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties to the extent based upon, arising out of, or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or
(c)    any Third Party Claim to the extent it is based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after Closing (except to the extent such Third Party Claim is subject to indemnification pursuant to Section 11.2);

11.4	CERTAIN LIMITATIONS
The indemnification provided for in Section 11.2 shall be subject to the following limitations:
(a)    Seller Indemnifying Parties shall not be liable to the Buyer Indemnified Parties for indemnification under Section 11.2(a) and (e) until the aggregate amount of all Losses in respect of indemnification under Section 11.2(a) and (e) exceeds $100,000 (the “Basket”), in which event Seller Indemnifying Parties shall only be required to pay or be liable for Losses in excess of the Basket.
(b)    The aggregate amount of all Losses for which Seller Indemnifying Parties shall be liable pursuant to Section 11.2(a) and (e) shall not exceed $3,800,000.
(c)    Notwithstanding the foregoing, the limitations set forth in Sections 11.4(a) and (b) shall not apply to Losses based upon, arising out of actual fraud or arising out of, with respect to or by reason of any inaccuracy in the Seller Fundamental Representations.
(d)    Except for actual fraud, the aggregate amount of all Losses for which Seller Indemnifying Parties shall be liable pursuant to Section 11.2(a) shall not exceed $19,000,000.
(e)    Except for actual fraud, no Seller Indemnifying Party shall be liable for any Losses pursuant to Section 11.2 in excess of the Purchase Price actually received by such Seller Indemnifying Party and in no event will any Seller Indemnifying Party be liable for any breach of a representation or warranty or actual fraud committed by any other Seller Indemnifying Party. For the avoidance of doubt, even in the event of actual fraud, no Seller indemnifying Party that has not committed fraud shall be liable for any Losses in excess of the Purchase Price actually received by such Seller Indemnifying Party.
(f)    Notwithstanding anything herein to the contrary, from and after the Closing, any claims for indemnification under Section 11.2 shall, subject to the foregoing provisions of this Section 11.4, be satisfied (i) first, to the extent recovery is available under the Escrow Fund, pursuant to the Escrow Agreement, (ii) second, by offset against any amounts of Earn-Out Payment that become due (but have not already been paid) pursuant to Section 2.5, , and (iii) third, to the extent recovery is not available by offset of any Earn-out Payment or under the Escrow Fund, directly by Seller Indemnifying Parties.

11.5	INDEMNIFICATION PROCEDURES
The party making a claim under this Section 11 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 11 is referred to as the “Indemnifying Party”.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, (i) unless the applicable survival period has expired pursuant to Section 11.1, (ii) except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, or (iii) except and only to the extent such failure materially prejudices the defense of such proceedings. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Shareholder Representative on behalf of the Shareholders, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is listed as a customer or supplier on Schedule 3.30 or 3.31, respectively, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 11.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Shareholder Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Article 12) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, (i) unless the applicable survival period has expired pursuant to Section 11.1, (ii) except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, or (iii) except and only to the extent such failure materially prejudices the defense of such proceedings. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the reasonably estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

11.6	PAYMENTS
Once a Loss is agreed to or accepted by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 11, the Indemnifying Party shall satisfy its obligations within 15 Business Days by wire transfer of immediately available funds. To the extent full payment of any such obligations within such 15-Business Day period is not made, any amount payable shall accrue interest from and including the date of agreement or acceptance of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a monthly compounded rate equal to three-month LIBOR (or similar successor rate) plus 2% per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

11.7	TAX TREATMENT OF INDEMNIFICATION PAYMENTS; NET OF INSURANCE
All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Legal Requirement. The amount of any Losses for which indemnification is provided under this Article 11 shall be net of any amounts actually recovered by the Indemnified Party under insurance coverage with respect to such Losses (minus the out-of-pocket expenses of pursuing payment of such amounts and any retrospective premium adjustments, as applicable), any indemnification paid or payable by any third party (minus the out-of-pocket expenses of pursuing payment) and the amount of any Tax benefits actually realized by the Indemnified Party, in the year of such Losses, on account of or with respect to such Losses. The Indemnified Party shall use commercially reasonable efforts to seek full recovery under any insurance policies that may cover any Losses. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly delivered by Buyer (or its agent) to Shareholder Representative, for the benefit of the Seller Indemnifying Parties. The Indemnified Party shall, and shall cause the Seller to, use commercially reasonable efforts to bring indemnity claims against any third party that has an indemnification obligation to either of them with respect to any Losses and to pursue such claims.

11.8	EXCLUSIVE REMEDIES; EFFECT OF INVESTIGATION
(a)    Subject to Section 10.3 and Section 13.5 and except in respect of actual fraud, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all monetary claims related to this Agreement, including for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Legal Requirement and except for actual fraud, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Article 11. Nothing in this Section 11.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s actual fraud.
(b)    The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article 7 or Article 8, as the case may be.

12.	Confidentiality
This Agreement and all information disclosed to a party or its Representatives by another party or its Representatives pursuant to this Agreement or any of the other Transaction Documents shall be governed by the Nondisclosure Agreement. Each Shareholder Agreement hereby agrees to be bound by the terms of the Nondisclosure Agreement as a Receiving Party thereunder. The Nondisclosure Agreement shall survive any termination of this Agreement. Following Closing, Buyer’s “Confidential Information” (as defined in the Nondisclosure Agreement) shall include any and all confidential or proprietary information related to the Business and the Assets (for the avoidance of doubt, following the Closing none of the foregoing shall be considered Seller’s or any Shareholder’s “Confidential Information” thereunder), and for such purpose Seller and Shareholders each shall be deemed to be a Receiving Party with respect thereto.

13.	General Provisions

13.1	EXPENSES
Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Shareholder Representative on behalf of Shareholders will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2	PUBLIC ANNOUNCEMENTS
The parties agree that they shall cooperate in respect of any public press release or public announcement, statement or disclosure concerning the Contemplated Transactions, except for any release or announcement as may be required by applicable Legal Requirement or applicable stock exchange regulation (including Buyer making a public announcement through the filing of a Current Report on Form 8-K upon execution of this Agreement or otherwise). Shareholder Representative and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3	NOTICES
All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other parties):
Seller (before Closing):

General Photonics Corporation
14351 Pipeline Av.
Chino, CA 91710

with a mandatory copy to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Attention:    Mark L. Skaist
Telephone:    (949) 725-4117
Facsimile:    (949) 823-5117
Email:    mskaist@sycr.com

Shareholder Representative (after Closing):

Steve Yao
2700 Las Vegas BLVD S. Unit 3307
Las Vegas, NV 89109
E-mail: steveyao888@yahoo.com
Office: 909-590-5473
Cell: 909-890-6016

with a mandatory copy to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Attention:    Mark L. Skaist
Telephone:    (949) 725-4117
Facsimile:    (949) 823-5117
Email:    mskaist@sycr.com

Buyer and Buyer Guarantor:

Luna Innovations Incorporated
301 1st Street, SW, Suite 200
Roanoke, VA 24011
Attention: Scott Graeff
E-mail: graeffs@lunainc.com

with a mandatory copy to (which shall not constitute notice):

Woods Rogers, PLC
Wells Fargo Tower, 14th Floor
10 S. Jefferson Street
Roanoke, VA 24011
Attention: Fourd Kemper
E-mail: fkemper@woodsrogers.com

13.4	JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL
(a)    ANY UNRESOLVED DISPUTE ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE DETERMINED BY ARBITRATION IN DELAWARE, BEFORE ONE (1) ARBITRATOR WHO SHALL BE A RETIRED JUDGE ADMITTED TO PRACTICE LAW. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS (OR ANY LIKE ORGANIZATION SUCCESSOR THERETO) PURSUANT TO ITS STREAMLINED ARBITRATION RULES AND PROCEDURES. THE ARBITRATOR SHALL FOLLOW ANY APPLICABLE FEDERAL LAW AND DELAWARE STATE LAW IN RENDERING AN AWARD. JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THIS CLAUSE SHALL NOT PRECLUDE THE PARTIES FROM SEEKING PROVISIONAL REMEDIES IN AID OF ARBITRATION FROM A COURT OF APPROPRIATE JURISDICTION. THE PARTIES FURTHER UNDERSTAND AND AGREE THAT THE ARBITRATOR’S DECISION SHALL BE CONFIDENTIAL AND FINAL AND BINDING TO THE FULLEST EXTENT PERMITTED BY LAW AND ENFORCEABLE BY ANY COURT HAVING JURISDICTION THEREOF, PROVIDED HOWEVER THAT SUCH DECISION MAY BE CHALLENGED ON THE GROUNDS OF A MISTAKE ON APPLICABLE LAW OR IF AWARDS ARE GRANTED IN VIOLATION OF SECTION 11.4(E).
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.4(b).

13.5	ENFORCEMENT OF AGREEMENT
Each party acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by a party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, each party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without the requirement of posting a bond.

13.6	WAIVER; REMEDIES CUMULATIVE
Subject to Section 9.2 until Closing and subject to Section 11.8 after Closing, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7	ENTIRE AGREEMENT AND MODIFICATION
This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent) and constitutes (along with the other Transaction Documents and the Nondisclosure Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8	ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS
No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors, heirs and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8.

13.9	SEVERABILITY
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10	CONSTRUCTION
The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Schedules.

13.11	TIME OF ESSENCE
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12	GOVERNING LAW
This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

13.13	EXECUTION OF AGREEMENT
This Agreement may be executed by electronic transmission and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic transmission shall be deemed to be their original signatures for all purposes.

13.14	BUYER GUARANTOR
Subject to the prior satisfaction of any conditions set forth herein, Buyer Guarantor unconditionally and irrevocably agrees to take any and all actions necessary to cause Buyer to perform all of its covenants, agreements and obligations under this Agreement and any Transaction Document to which Buyer is a party, including with respect to the consummation of the transactions contemplated thereby, and Buyer Guarantor shall be liable for any breach by any Buyer of any representation, warranty, covenant, agreement or obligation under this Agreement or any Transaction Document.
13.15    SHAREHOLDER REPRESENTATIVE
(a)    Each Shareholder hereby irrevocably appoints Yao (the “Shareholder Representative”) as the agent for each such Shareholder with full power of attorney to act for and on behalf of such Shareholder in any capacity in connection with this Agreement and all other agreements, documents and instruments executed and delivered by any Shareholder, including the giving and receiving of all notices, reports, waivers and consents. Each Shareholder agrees to deliver this Agreement to the Shareholder Representative and hereby authorizes the Shareholder Representative to (a) amend or modify this Agreement on behalf of such Shareholder, (b) attend the Closing on behalf of a Shareholder, (c) execute, deliver and endorse any other agreements, documents or instruments required to be executed, delivered or endorsed on behalf of a Shareholder to consummate the transactions contemplated by this Agreement, (d) negotiate and settle any indemnification claim made by Buyer which may result in the further payment by a Shareholder as an Indemnifying Party hereunder, (e) receive each Shareholder’s allocable Pro Rata Share of the Purchase Price, which shall be allocated among and paid to the Shareholders by the Shareholder Representative, and (f) take all other actions for and on behalf of the Shareholders, whether before or after the Closing, that may be necessary or desirable in connection with the consummation of the contemplated transactions or in connection with any matters arising after the Closing relating to this Agreement, including with respect to the Escrow Agreement. All provisions hereunder requiring actions to be taken, consents to be given, requiring action to a Shareholder’s or the Shareholders’ satisfaction and the like, shall be deemed satisfied if such action is taken, such consent given or approval or similar step is taken or given by the Shareholder Representative on behalf of a Shareholder. Each Shareholder hereby designates and appoints Shareholder Representative to serve as agent to receive on such Shareholder’s behalf service of notices under this Agreement, as well as service of all process or other similar notices of suit in any proceedings in any courts, such service or similar notice of suit being hereby acknowledged by a Shareholder to be effective and binding service or notice in every respect.
(b)    The Shareholder Representative will not be liable for any act taken or omitted to be taken as Shareholder Representative, except to the extent such actions are determined by a court of competent jurisdiction to have constituted actual fraud or intentionally wrongful misconduct. Except in cases where a court of competent jurisdiction has made such a determination, the Shareholders shall severally but not jointly indemnify and hold harmless the Shareholder Representative from and against any and all claims against it. The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Shareholders who received a majority of the Pro Rata Share of the Purchase Price. In the event of the death, incapacity, resignation or removal of the Shareholder Representative, a new Shareholder Representative must be appointed by the vote or written consent of Shareholders who received a majority of the Pro Rata Share of the Purchase Price. Buyer and the Escrow Agent may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each of the Shareholders. The Buyer and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.
(c)    Each Shareholder, severally and not jointly in accordance with his, her or its Pro Rata Share, shall indemnify, defend and hold harmless the Shareholder Representative from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Such Representative Expenses may be recovered first, from the Expense Fund Amount (as defined below), second, from any distribution of the Escrow Amount otherwise distributable to the Shareholders at the time of distribution, and third, directly from the Shareholders. The Shareholders acknowledge that the Shareholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated herein. Furthermore, the Shareholder Representative shall not be required to take any action unless the Shareholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Shareholder Representative against the costs, expenses and liabilities which may be incurred by the Shareholder Representative in performing such actions.
(d)    Upon the Closing, each Shareholder hereby authorizes Buyer to withhold an aggregate amount equal to $150,000 (the “Expense Fund Amount”) and an amount of $100,000 (the “Working Capital Holdback Amount” and, together with the Expense Fund Amount, the “Amounts”) from the amounts otherwise payable to the Shareholders pursuant to this Agreement and to deliver such amount to the Shareholder Representative. The Expense Fund Amount shall be held by the Shareholder Representative in a segregated account and shall be used for the purposes of paying directly or reimbursing the Shareholder Representative for any Representative Expenses incurred pursuant to this Agreement. The Working Capital Holdback Amount shall be held by the Shareholder Representative in a segregated account and shall be used for the purposes of paying any cash due under Section 2.8(c). The Shareholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Amounts other than as a result of its gross negligence or willful misconduct. The Shareholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Amounts, and has no tax reporting or income distribution obligations. The Shareholders will not receive any interest on the Amounts and assign to the Shareholder Representative any such interest. The Shareholder Representative may contribute funds to the Amounts from any consideration otherwise distributable to the Shareholders. As soon as reasonably determined by the Shareholder Representative that the Amounts are no longer required to be withheld, the Shareholder Representative shall distribute the remaining Amounts (if any) to the Shareholders.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:	SELLER:

LUNA TECHNOLOGIES, INC.	GENERAL PHOTONICS CORPORATION

By: /s/ Scott A. Graeff	By: /s/Steve Yao
Name: Scott A. Graeff	Name: Steve Yao
Title: President & CEO	Title: President

BUYER GUARANTOR:

LUNA INNOVATIONS INCORPORATED

By: /s/ Scott A. Graeff
Name: Scott A. Graeff
Title: President & CEO

EXHIBIT INDEX
Exhibit A-1        Applicable Accounting Principles
Exhibit A-2        Material Consents
Exhibit B        Form of Waiver
Exhibit C        Yao Patent License
Exhibit D        Escrow Agreement
Exhibit E        Assignment of Lease
Exhibit F        Option Payoff
Exhibit G        Consulting Agreement
Exhibit H        Option Agreement

Exhibit A-1
Applicable Accounting Principles
The following represent accounting methods for General Photonics’ (“GP”) internal financial statements that are not consistent with Generally Accepted Accounting Principles (“GAAP”).

▪	GP does not include a Statements of Cash Flows in its internal financial statements;

▪	GP does not include Notes to Financial Statements in its internal financial statements;

▪	GP customarily has year-end audit adjustments that could impact the monthly internal financial statements, consistent with past practice;

▪
GP does not reserve on its monthly internal financial statements for bad debt. The Company reserves 5% of the outstanding Accounts Receivable balance at fiscal year-end (5% of AR balance as of 12/31/18 is approximately ($27,569.94));

▪
GP does not reserve against its inventory for excess and obsolescence (“E&O”) in their monthly financial statements. At fiscal year-end the Company reviews the inventory for any E&O and writes off/down any obsolete inventory. In addition, the Company at fiscal year-end writes off any inventory that is aged greater than one year. However, in 2017 and 2018 no such write offs occurred;

▪	GP’s inventory valuation does not capitalize overhead or labor in the internal financial statements or the Audited Statements, but does to tax purposes;

▪	GP does not on a monthly basis amortize its Intellectual Property/Patents on the financial statements, this entry is made at year end;

▪	GP’s accrues for commissions on a monthly basis in the financial statements;

▪
The Company evaluates the financial performance of the Company at fiscal year-end to determine employee bonus’ which is then accrued for on the year-end financial statement. The employee bonus is paid in the following quarter (Q1).

▪
GP does not accrue for income taxes on its monthly internal financial statements, however, the Company makes quarterly estimates which is expensed at the time of payment and reconciled at year end when the fiscal year books are closed. The estimated payments are recorded as Tax Deposits on the internal balance sheet until reconciled;

▪
GP does not accrue for warranty. All warranty items are expensed as incurred. For the 11 months ending November 2018 the total warranty expense incurred was approximately $53,000 which represented 305 units.

▪	GP expenses depreciation on a monthly basis and makes an annual adjustment to reconcile the asset/depreciation accounts;

▪	GP uses ADP for payroll services (compensation and payroll tax) which is paid twice per month falling in the financial reporting period;

▪	GP does not have a matching policy for 401K, so no accrual for pension contribution is required;

▪
As a result of the Transaction contemplated herein, certain employees are receiving transaction bonuses that will be submitted through payroll for which the employer portion of the payroll taxes shall be included in the calculation of Net Working Capital;

▪
As a result of the Transaction contemplated herein, the Option Holders will be paid at closing through payroll and the resulting employer portion of the payroll tax shall be included in the calculation of Net Working Capital.

Exhibit A-2
Material Consents

1.	Consent to the transfer of the Lease.